                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                            CLINTRIALS RESEARCH INC.
                                       AT

                              $6.00 NET PER SHARE
                                       BY

                            INDIGO ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF

                        INVERESK RESEARCH (CANADA) INC.
                          A WHOLLY OWNED SUBSIDIARY OF

                        INVERESK RESEARCH GROUP LIMITED

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
                                     TIME,
            ON MONDAY, APRIL 2, 2001, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF FEBRUARY 22, 2001 (THE "MERGER AGREEMENT"), BY AND AMONG INVERESK RESEARCH GROUP LIMITED, A COMPANY ORGANIZED UNDER THE LAWS OF SCOTLAND ("PARENT"), INDIGO ACQUISITION CORP., A DELAWARE CORPORATION ("PURCHASER"), AND CLINTRIALS RESEARCH INC., A DELAWARE CORPORATION (THE "COMPANY"). PURSUANT TO THE MERGER AGREEMENT, AFTER COMPLETION OF THE OFFER AND PROVIDED CERTAIN CONDITIONS ARE MET, PURCHASER WILL BE MERGED WITH AND INTO THE COMPANY (THE "MERGER"), AND AS A RESULT OF THE MERGER, INVERESK RESEARCH (CANADA) INC., A CORPORATION ORGANIZED UNDER THE LAWS OF CANADA AND A WHOLLY OWNED SUBSIDIARY OF PARENT ("INVERESK CANADA"), WILL BECOME THE SOLE STOCKHOLDER OF THE MERGED COMPANY, AND THE STOCKHOLDERS OF THE COMPANY (OTHER THAN PURCHASER AND ITS AFFILIATES) WILL RECEIVE IN THE MERGER THE SAME AMOUNT OF CASH PER SHARE AS IS PAID FOR SHARES PURCHASED THROUGH THE OFFER.

    THE BOARD OF DIRECTORS OF THE COMPANY, AT A MEETING HELD ON FEBRUARY 22, 2001, BY UNANIMOUS VOTE DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND THE COMPANY'S STOCKHOLDERS, APPROVED THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND APPROVED THE MERGER AGREEMENT. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER, TENDER THEIR SHARES IN THE OFFER AND, IF REQUIRED UNDER DELAWARE LAW OR THE COMPANY'S CERTIFICATE OF INCORPORATION OR BYLAWS, VOTE TO ADOPT THE MERGER AGREEMENT.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS: (A) A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE (THE "SHARES"), OF THE COMPANY BEING VALIDLY TENDERED AND NOT WITHDRAWN ON THE APPLICABLE EXPIRATION DATE OF THE OFFER THAT, TOGETHER WITH ANY SHARES OWNED BY PARENT OR ANY OF ITS AFFILIATES (INCLUDING PURCHASER), REPRESENTS AT LEAST A MAJORITY OF THE TOTAL NUMBER OF ALL OUTSTANDING SHARES PLUS ALL SHARES ISSUABLE UPON THE EXERCISE OF OPTIONS AND OTHER SIMILAR RIGHTS TO PURCHASE SHARES (THE "MINIMUM CONDITION") AND (B) THE RECEIPT OF APPROVALS REQUIRED BY OR THE EXPIRATION OR TERMINATION OF THE APPLICABLE WAITING PERIODS UNDER UNITED STATES AND EUROPEAN ANTITRUST AND COMPETITION LAWS. THE OFFER IS ALSO SUBJECT TO THE SATISFACTION OR WAIVER OF CERTAIN OTHER CONDITIONS. SEE SECTIONS 1 AND 13 OF THIS OFFER TO PURCHASE.

    PURCHASER AND PARENT HAVE ENTERED INTO A STOCKHOLDERS AGREEMENT WITH CERTAIN STOCKHOLDERS OF THE COMPANY PURSUANT TO WHICH, AMONG OTHER THINGS, THOSE STOCKHOLDERS HAVE AGREED TO TENDER IN THE OFFER, UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE STOCKHOLDERS AGREEMENT, ALL SHARES OWNED BY THOSE STOCKHOLDERS (APPROXIMATELY 21% OF THE COMPANY'S OUTSTANDING SHARES). SEE
SECTION 11 OF THIS OFFER TO PURCHASE.

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of such stockholder's Shares should (1) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver the Letter of Transmittal or such facsimile with such stockholder's certificate(s) for the tendered Shares and any other required documents to the Depositary named in this Offer to Purchase, (2) follow the procedure for book-entry tender of Shares set forth in Section 3 of this Offer to Purchase or (3) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares so registered.

    A stockholder of the Company who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3 of this Offer to Purchase.

    Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent or the Dealer Manager. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                      THE DEALER MANAGER FOR THE OFFER IS:

                            BEAR, STEARNS & CO. INC.

March 5, 2001
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

                               TABLE OF CONTENTS

                                                                   PAGE
                                                                   ----
SUMMARY..........................................................    i
INTRODUCTION.....................................................    1
THE TENDER OFFER.................................................    3
 1.  Terms of the Offer..........................................    3
 2.  Acceptance for Payment and Payment for the Shares...........    5
 3.  Procedure for Tendering Shares..............................    6
 4.  Rights of Withdrawal........................................    9
 5.  Certain United States Federal Income Tax Consequences of the
     Offer.......................................................   10
 6.  Price Range of the Shares; Dividends........................   10
 7.  Effect of the Offer on the Market for the Shares; Stock
     Quotation, Margin Regulations and Exchange Act
     Registration................................................   11
 8.  Certain Information Concerning the Company..................   12
 9.  Certain Information Concerning Candover Investments plc,
     Candover Partners Ltd., Candover 1997 Fund, Parent, Inveresk
     Canada and Purchaser........................................   14
10.  Background of the Offer; Contacts with the Company..........   15
11.  Purpose of the Offer; Plans for the Company; the Merger; the
     Merger Agreement; the Stockholders Agreement................   18
12.  Source and Amount of Funds..................................   27
13.  Certain Conditions of the Offer.............................   30
14.  Dividends and Distributions.................................   32
15.  Certain Legal Matters.......................................   33
16.  Fees and Expenses...........................................   34
17.  Miscellaneous...............................................   35
INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF
  CANDOVER INVESTMENTS, PARENT, INVERESK CANADA AND PURCHASER....  A-1

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

                                    SUMMARY

     This summary highlights important and material information from this Offer to Purchase but does not purport to be complete. To fully understand the offer described in this document and for a more complete description of the terms of the offer described in this document, you should read carefully this entire Offer to Purchase and the Letter of Transmittal (which together, as amended and supplemented, constitute the "Offer"). We have included section references to direct you to a more complete description of the topics contained in this summary.

WHO IS OFFERING TO BUY MY SECURITIES?

     Indigo Acquisition Corp., a Delaware corporation, is offering to buy your Shares as described in this document. That company (which is sometimes referred to in this document as "Purchaser") is a wholly owned subsidiary of Inveresk Research (Canada) Inc., a corporation organized under the laws of Canada, which in turn is a wholly owned subsidiary of Inveresk Research Group Limited, a company organized under the laws of Scotland. See Section 9 of this document for further information about Indigo Acquisition Corp., Inveresk Research (Canada) Inc. and Inveresk Research Group Limited.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

     Indigo Acquisition Corp. is offering to buy all of the outstanding shares of common stock of ClinTrials Research Inc. For information about the conditions to which the Offer is subject, see Section 13 of this document.

HOW MUCH IS INDIGO ACQUISITION CORP. OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

     Indigo Acquisition Corp. is offering to pay $6.00, net to each seller in cash, without interest, for each share of common stock of ClinTrials Research Inc. See Section 1 of this document for information about the terms of the Offer.

DOES INDIGO ACQUISITION CORP. HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     Yes. Inveresk Research (Canada) Inc., the parent of Indigo Acquisition Corp., and Inveresk Research Group Limited, the parent of Inveresk Research (Canada) Inc., will provide Indigo Acquisition Corp. with the funds it will need to pay for the Shares it buys through the Offer described in this document. Inveresk Research (Canada) Inc. and Inveresk Research Group Limited in turn will obtain those funds through borrowings under a new credit facility being provided by Bear Stearns Corporate Lending Inc. and through the sale of equity interests and loan stock of Inveresk Research Group Limited to certain of its existing shareholders. The Offer is not conditioned upon any financing arrangements. See
Section 12 of this document for more information about how Inveresk Research (Canada) Inc. and Inveresk Research Group Limited will finance the Offer.

ARE PURCHASER'S, INVERESK RESEARCH (CANADA) INC.'S OR INVERESK RESEARCH GROUP LIMITED'S FINANCIAL RESULTS RELEVANT TO MY DECISION AS TO WHETHER TO TENDER IN THE OFFER?

     Since the Offer is for cash and is not subject to any financing condition, none of Purchaser's, Inveresk Research (Canada) Inc.'s or Inveresk Research Group Limited's financial results should be relevant to your decision on whether to tender your shares of common stock in the Offer.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE INITIAL OFFERING PERIOD?

     You may tender your shares of common stock into the Offer until 12:00 midnight, New York City time, on Monday, April 2, 2001, which is the initial expiration date of the offering period, unless Indigo Acquisition Corp. decides to extend the offering period or to provide a subsequent offering period. See
Section 3 of this document for information about tendering your shares of common stock.

CAN THE OFFER BE EXTENDED, AND, IF SO, UNDER WHAT CIRCUMSTANCES?

     Yes. Indigo Acquisition Corp. may, (i) extend and re-extend the Offer on one or more occasions for such period as may be determined by Indigo Acquisition Corp. (each such extension period not to exceed 20 business days at a time) if at the then-scheduled expiration date of the Offer any of the conditions to Indigo Acquisition Corp.'s obligations to accept for payment and pay for shares of common stock is not satisfied or waived, (ii) extend and re-extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission or the staff thereof applicable to the Offer and (iii) extend and re-extend the Offer on one or more occasions for an aggregate period of not more than 15 business days if a number of shares of common stock representing at least a majority but less than 90% of the total number of outstanding shares of common stock (plus, in each case, all shares of common stock issuable upon exercise of options and other similar rights to purchase shares of common stock) have been validly tendered prior to the expiration of the Offer and not withdrawn. See Section 1 of this document for more information regarding extension of the Offer.

DOES INDIGO ACQUISITION CORP. CURRENTLY INTEND TO EXTEND THE OFFER?

     Indigo Acquisition Corp. expects to extend the Offer only if the conditions to the Offer described in Section 13 of this document have not been satisfied on the expiration date of the Offer. One of these conditions is that all relevant U.S. and foreign antitrust and competition law requirements must have been satisfied. Unless the German antitrust authorities shorten the review period imposed under the German antitrust laws in respect of the Offer, it will be necessary to extend the Offer to at least April 5, 2001, when the review period is scheduled to expire. See Section 15 of this Offer to Purchase for more information regarding U.S. and foreign antitrust and competition law requirements.

WILL THERE BE A SUBSEQUENT OFFERING PERIOD?

     If Indigo Acquisition Corp. has acquired more than 50% but less than 90% of the outstanding shares of common stock of ClinTrials Research Inc. (including all shares of common stock issuable upon exercise of options and other similar rights to purchase shares of common stock) on the expiration date of the Offer, it intends to elect to provide a subsequent offering period. See Section 1 of this document for information with respect to subsequent offering periods.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     Indigo Acquisition Corp. will announce by press release any extension of the Offer no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. See Section 1 of this document for more information about extension of the Offer. If Indigo Acquisition Corp. provides a subsequent offering period, it will issue a press release no later than 9:00 a.m., New York City time, on the next business day after the expiration date of the offering period. Any such press release will state the approximate number and percentage of outstanding shares of common stock tendered to date.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

     The Offer is conditioned upon, among other things,

     - a number of shares of common stock being validly tendered and not withdrawn on the applicable expiration date for the Offer that, together with any shares of common stock owned by Inveresk Research Group Limited or any of its affiliates (including Indigo Acquisition Corp.), represents at least a majority of the total number of all outstanding shares of common stock plus all shares of common stock issuable upon exercise of options and other similar rights to purchase shares of common stock; and

     - the receipt of approvals required by or the expiration or termination of the applicable waiting periods under United States and European antitrust and competition laws.

For a complete description of all of the conditions to which the Offer is subject, see Section 13 of this document.

HOW DO I TENDER MY SHARES OF COMMON STOCK?

     If you hold the certificates for your shares of common stock, you should complete the Letter of Transmittal that was provided with this document and enclose all the documents required by it, including your certificates, and send them to the Depositary at the address listed on the back cover of this document. If your broker holds your shares of common stock for you in "street name" you must instruct your broker to tender your shares of common stock on your behalf. In any case, the Depositary must receive all required documents prior to 12:00 midnight, New York City time, on Monday, April 2, 2001, which is the initial expiration date of the Offer, unless Indigo Acquisition Corp. decides to extend the Offer. If you cannot comply with any of these procedures, you still may be able to tender your shares of common stock by using the guaranteed delivery procedures described in this document. See Section 3 of this document for more information on the procedures for tendering your shares of common stock.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES OF COMMON STOCK?

     The tender of your shares of common stock may be withdrawn at any time prior to the expiration date of the offering period. There will be no withdrawal rights during any subsequent offering period; all shares tendered during any such subsequent offering period will be immediately accepted for payment and paid for as tendered. See Section 4 of this document for more information.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES OF COMMON STOCK?

     You (or your broker or bank if your shares of common stock were held in "street name") must notify the Depositary at the address and telephone number listed on the back cover of this document, and the notice must include the name of the stockholder that tendered the shares of common stock, the number of shares of common stock to be withdrawn and the name in which the tendered shares of common stock are registered. For complete information about the procedures for withdrawing your previously tendered shares of common stock, see Section 4 of this document.

WHAT DOES MY BOARD OF DIRECTORS THINK OF THE OFFER?

     The Board of Directors of ClinTrials Research Inc., at a meeting held on February 22, 2001, by unanimous vote determined that the terms of the Offer and the Merger are fair to and in the best interests of ClinTrials Research Inc. and ClinTrials Research Inc.'s stockholders, approved the Merger and the other transactions contemplated by the Merger Agreement and unanimously approved the Merger Agreement. The Board of Directors of ClinTrials Research Inc. unanimously recommends that ClinTrials Research Inc.'s stockholders accept the Offer, tender their shares of common stock in the Offer and, if required under Delaware law or ClinTrials Research Inc.'s Certificate of Incorporation or Bylaws, vote to adopt the Merger Agreement.

HAVE ANY STOCKHOLDERS AGREED TO TENDER THEIR SHARES?

     Yes. Stockholders that collectively own shares representing approximately 21% of the outstanding shares of common stock of ClinTrials Research Inc. have agreed to tender their shares in the Offer. See Section 11 of this document for a description of the agreement pursuant to which these stockholders have agreed to tender their shares in the Offer.

IF INDIGO ACQUISITION CORP. CONSUMMATES THE TENDER OFFER, WHAT ARE INDIGO ACQUISITION CORP.'S PLANS WITH RESPECT TO ALL THE SHARES OF COMMON STOCK THAT ARE NOT TENDERED IN THE OFFER?

     If Indigo Acquisition Corp. purchases at least a majority of the outstanding shares of common stock pursuant to the Offer, it intends to cause a merger to occur between Indigo Acquisition Corp. and ClinTrials Research Inc. in which stockholders of ClinTrials Research Inc. who have not previously tendered their shares of common stock will also receive $6.00 in cash, subject to their right to dissent and demand an appraisal of the value of their shares. If Indigo Acquisition Corp. is not able to acquire at least a majority of the outstanding shares of common stock in the Offer, it does not presently intend to acquire any shares of ClinTrials Research Inc. common stock.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES OF COMMON STOCK?

     The purchase of shares of common stock by Indigo Acquisition Corp. in the Offer will reduce the number of shares of ClinTrials Research Inc. common stock that might otherwise trade publicly and probably will reduce the number of holders of the shares of common stock. These changes could adversely affect the liquidity and market value of the remaining shares of common stock held by the public. The shares of common stock may also cease to be listed on the Nasdaq National Market. Also, ClinTrials Research Inc. may cease making filings with the Securities and Exchange Commission or may otherwise cease being required to comply with the Securities and Exchange Commission's disclosure and other rules relating to publicly held companies. See Section 7 of this document for complete information about the effect of the Offer on your shares of common stock.

WHAT IS THE MARKET VALUE OF MY SHARES OF COMMON STOCK AS OF A RECENT DATE?

     On February 22, 2001, the last full trading day prior to the public announcement of the Offer, the reported closing price of ClinTrials Research Inc.'s common stock on the Nasdaq National Market was $5.25 per Share. On March 2, 2001, the last full trading day for which prices were available before the commencement of the Offer, the reported closing price of ClinTrials Research Inc.'s common stock on the Nasdaq National Market was $5.88 per Share. You should obtain a recent market quotation for your shares of common stock in deciding whether to tender them. See Section 6 of this document for recent high and low sales prices for the shares of common stock.

WHO IS RESPONSIBLE FOR THE PAYMENT OF TAXES AND BROKERAGE FEES?

     If you are a U.S. taxpayer, your receipt of cash pursuant to the Offer and the Merger is a taxable sale or exchange for Federal income tax purposes. You will be required to report the amount of any gain or loss recognized on the exchange. The amount of gain or loss that you will recognize will be equal to the difference between (x) the amount of cash you receive pursuant to the Offer and the Merger and (y) your adjusted tax basis in your shares of common stock. If you are not a U.S. taxpayer, you should consult your tax advisor concerning the Federal income tax consequences to you of the Offer and Merger. See Section 5 of this document for a discussion of the material tax consequences of the Offer and Merger.

     Stockholders of record who tender shares of common stock directly will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of the shares of common stock by Indigo Acquisition Corp. pursuant to the Offer. However, any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 included in the Letter of Transmittal may be subject to backup Federal income tax withholding of 31% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See Section 3 of this document for more information. Stockholders who hold their shares of common stock through a broker, bank or other nominee should check with such institutions as to whether they charge any service fees.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

     If you have any questions you can call the Dealer Manager, Bear, Stearns & Co. Inc. at (888) 261-1668 (toll-free) or the Information Agent, Morrow & Co., Inc. at (800) 607-0088 (toll-free). See the back cover of this document for additional contact information.

To the Holders of Shares of
Common Stock of ClinTrials Research Inc.

                                  INTRODUCTION

     Indigo Acquisition Corp., a Delaware corporation ("Purchaser"), which is a wholly owned subsidiary of Inveresk Research (Canada) Inc., a corporation organized under the laws of Canada ("Indigo Canada"), which in turn is a wholly owned subsidiary of Inveresk Research Group Limited, a company organized under the laws of Scotland ("Parent"), hereby offers to purchase all of the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of ClinTrials Research Inc., a Delaware corporation (the "Company") at $6.00 per Share, net to the seller in cash (the "Common Stock Price"), without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Tendering stockholders who are record holders of their Shares and tender directly to SunTrust Bank (the "Depositary") will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of the Shares purchased by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult that institution as to whether it charges any service fees. Purchaser will pay all charges and expenses of Bear, Stearns & Co. Inc. as dealer manager (the "Dealer Manager"), the Depositary and Morrow & Co., Inc. (the "Information Agent").

     The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Monday, April 2, 2001 (the "Expiration Date"), unless Purchaser extends the time during which the Offer is open, in which event the term "Expiration Date" will mean the latest time and date at which the Offer, as so extended by Purchaser, will expire.

     The Offer is being made pursuant to an Agreement and Plan of Merger dated as of February 22, 2001, (the "Merger Agreement"), by and among Parent, Purchaser and the Company, pursuant to which, upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time (as defined below), in accordance with the Delaware General Corporation Law (the "DGCL"), Purchaser will be merged with and into the Company and the separate corporate existence of Purchaser will thereupon cease (the "Merger") and, following the Merger, the Company will continue its existence under the laws of the State of Delaware. As a result of the Merger, the Company will become a wholly owned indirect subsidiary of Parent (sometimes referred to in this Offer to Purchase as the "Surviving Corporation").

     The Merger will become effective at the time (the "Effective Time") of the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the DGCL. In the Merger, each issued and outstanding Share (other than Shares, if any, that are held by stockholders who are entitled to and who properly exercise dissenters' rights ("Dissenting Stockholders") pursuant to Section 262 of the DGCL) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, an amount in cash equal to the Common Stock Price.

     THE BOARD OF DIRECTORS OF THE COMPANY, AT A MEETING HELD ON FEBRUARY 22, 2001, BY UNANIMOUS VOTE DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND THE COMPANY'S STOCKHOLDERS, APPROVED THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND APPROVED THE MERGER AGREEMENT. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER, TENDER THEIR SHARES IN THE OFFER AND, IF REQUIRED UNDER THE DGCL OR THE COMPANY'S CERTIFICATE OF INCORPORATION OR BYLAWS, VOTE TO ADOPT THE MERGER AGREEMENT.

     ING Barings LLC ("ING Barings"), the financial advisor to the Company, has delivered to the Board of Directors of the Company its opinion, dated February 22, 2001, to the effect that, as of that date and based on and subject to the assumptions, conditions and limitations stated in its opinion, the $6.00 per Share cash consideration to be received in the Offer and the Merger by holders of the Shares (other than Parent and its affiliates) was fair, from a financial point of view, to such holders. A copy of ING Barings' opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as an exhibit to the Company's Solicitation/Recommendation Statement on Sched-ule 14D-9 (the "Schedule 14D-9"), which has been filed by the Company with the Securities and Exchange Commission (the "SEC") in connection with the Offer and which is being mailed to stockholders with this Offer to Purchase. Stockholders are urged to, and should, read ING Barings' opinion carefully in its entirety.

     The Offer is conditioned upon, among other things, (i) a number of Shares being validly tendered and not withdrawn on the applicable expiration date for the Offer that, together with any Shares owned by Parent or any of its affiliates (including Purchaser), represents at least a majority of the total number of all outstanding Shares plus all Shares issuable upon exercise of options and other similar rights to purchase Shares (the "Minimum Condition") and (ii) the receipt of approvals required by or the expiration or termination of the applicable waiting periods under United States and European antitrust and competition laws. The Offer is also subject to the other conditions set forth in this Offer to Purchase. See Sections 1 and 13.

     Simultaneously with the execution of the Merger Agreement, Parent and Purchaser entered into a Stockholders Agreement, dated as of February 22, 2001 (the "Stockholders Agreement"), with Richard J. Eskind, Richard J. Eskind Grantor Retained Annuity Trust No. 2, Irwin B. Eskind, Irwin B. Eskind Grantor Retained Annuity Trust No. 4, Paul J. Ottaviano, Edward G. Nelson, Nelson Capital Corporation, Roscoe R. Robinson, S. Colin Neill and William C. O'Neil, Jr. (collectively, the "Stockholders"). The Stockholders have represented in the Stockholders Agreement that, collectively, they have voting and dispositive control over 3,805,655 Shares, which represents approximately 21% of the outstanding Shares as of February 22, 2001. Pursuant to the Stockholders Agreement, the Stockholders have agreed, among other things, to tender their Shares pursuant to the Offer and not withdraw those Shares and have agreed to vote their Shares in favor of the Merger and against any competing transaction. The Stockholders Agreement is more fully described in Section 11.

     The Merger is subject to Purchaser's accepting and paying for the Shares which are properly tendered in response to the Offer and not withdrawn and to the satisfaction or waiver of certain conditions, including, if required by law, the adoption of the Merger Agreement and the approval of the Merger by the requisite vote of the holders of a majority of the outstanding Shares. If Purchaser acquires (pursuant to the Offer or otherwise) at least a majority of the Shares then outstanding. Purchaser will have sufficient voting power to adopt the Merger Agreement and approve the Merger without the vote of any other stockholder.

     Under the DGCL, if Purchaser acquires (through the Offer or otherwise) at least 90% of the Shares then outstanding, Purchaser will be able to adopt the Merger Agreement and approve the Merger without a vote of the Company's stockholders. If Purchaser acquires (through the Offer or otherwise) at least 90% of the Shares then outstanding, Purchaser intends to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable without a meeting of the Company's stockholders. If, however, Purchaser does not acquire at least 90% of the Shares then outstanding and a vote of the Company's stockholders is required under Delaware law, a longer period of time will be required to effect the Merger.

     According to the Company, as of February 22, 2001, there were 18,402,172 Shares outstanding and an additional 2,179,504 Shares were reserved for issuance under various stock options previously issued pursuant to the Company's stock option and other equity-based incentive plans. Based on that information, the Minimum Condition would be satisfied if 10,290,839 Shares (including the Shares tendered pursuant to the Stockholders Agreement) were validly tendered and not withdrawn.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND THEY SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1. TERMS OF THE OFFER.

     On the terms and subject to the conditions of the Offer, Purchaser will accept for payment and pay for all Shares which are validly tendered on or prior to the Expiration Date and not withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Monday, April 2, 2001, unless Purchaser, in accordance with the terms of the Merger Agreement, extends the period during which the Offer is open, in which event the term "Expiration Date" will mean the latest time and date at which the Offer, as extended, will expire. The period from the date of this Offer to Purchase through and including the Expiration Date, as such period may be extended, is referred to in this Offer to Purchase as the "Offering Period."

     Purchaser may elect, in its sole discretion, to provide a subsequent offering period of three to 20 business days (the "Subsequent Offering Period"). For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. A Subsequent Offering Period, if one is provided, is not an extension of the Offering Period. A Subsequent Offering Period would be an additional period of time, following the expiration of the Offering Period, in which stockholders may tender Shares not tendered during the Offering Period. If on the Expiration Date the number of Shares that have been properly tendered and not subsequently withdrawn represents more than 50% but less than 90% of the outstanding Shares (calculated on a fully diluted basis), Purchaser intends to elect to provide a Subsequent Offering Period. Any decision to provide a Subsequent Offering Period will be announced no later than 9:00 a.m., New York City time, on the next business day after the expiration of the Offering Period. If a Subsequent Offering Period is provided, Purchaser will announce the approximate number and percentage of the Shares deposited as of the expiration of the initial Offering Period no later than 9:00 a.m., New York City time, on the next business day following the expiration of the Offering Period, and those Shares will be immediately accepted and promptly paid for. All conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of the extension or amendment (collectively, the "Offer Conditions")) must be satisfied or waived prior to the commencement of any Subsequent Offering Period.

     Subject to the terms of the Merger Agreement (see Section 11 of this Offer to Purchase) and the applicable rules and regulations of the SEC, Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Offering Period by giving oral or written notice of such extension to the Depositary. During any such extension of the Offering Period all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw that stockholder's Shares. See Section 4 to this Offer to Purchase for a description of withdrawal rights. Subject to the applicable rules and regulations of the SEC, Purchaser also expressly reserves the right, in its sole discretion, at any time or from time to time, to (i) delay acceptance for payment of, or payment for, any tendered Shares not theretofore accepted for payment or paid for, (ii) amend the Offer upon the failure of any of the conditions specified in the Merger Agreement and (iii) waive any condition (other than the Minimum Condition described in this Offer to Purchase) and to modify or change any other term or condition of the Offer, by giving oral or written notice of such delay, amendment, waiver, modification or change to the Depositary. Purchaser will make a public announcement of any such delay, amendment, waiver, modification or change. The exercise by Purchaser of the rights described in this paragraph and the next two paragraphs may require consents under the Facilities Agreement and the Investment Agreement, each of which is described in Section 12 of this Offer to Purchase.

     Subject to the terms of the Merger Agreement, Purchaser has the right, in its sole discretion, to modify and make changes to the terms and conditions of the Offer except that Purchaser has agreed that it will not, without the prior written consent of the Company, (i) decrease the Common Stock Price, (ii) change the form of consideration payable in the Offer (other than by adding consideration), (iii) change the Minimum Condition, (iv) limit the number of Shares sought pursuant to the Offer, (v) change the material conditions to the Offer in a manner adverse to the stockholders of the Company or (vi) impose additional material conditions to the Offer.

     Pursuant to the Merger Agreement, Purchaser may (i) extend and re-extend the Offering Period on one or more occasions for such period as may be determined by Purchaser in its sole discretion (each such extension period not to exceed 20 business days at a time) if, at the then-scheduled expiration date of the Offer, any of the Offer Conditions are not satisfied or waived, (ii) extend and re-extend the Offering Period for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer and (iii) extend and re-extend the Offering Period on one or more occasions for an aggregate period of not more than 15 business days if the Minimum Condition has been satisfied but less than 90% of the total number of all outstanding Shares plus all Shares issuable upon exercise of options and other similar rights to purchase Shares have been validly tendered and not properly withdrawn as of the Expiration Date; provided, however, that if Purchaser elects to extend the Offer for this reason, then all remaining conditions to the Offer will be deemed to be irrevocably waived, except for the Minimum Condition and except insofar as the conditions relate to or are based upon (x) the illegality of the consummation of the Offer or the Merger; (y) breach by the Company of any covenant contained in the Merger Agreement; or (z) failure of any representation or warranty made by the Company in the Merger Agreement to be true and correct as of the date of the Merger Agreement. On the terms and subject to the conditions of the Offer (including the Offer Conditions and, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), promptly after the expiration of the Offering Period, Purchaser will accept for payment, and will pay for, all Shares validly tendered and not withdrawn that Purchaser is permitted to accept and pay for under applicable law. If Purchaser elects to provide a Subsequent Offering Period, it expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Subsequent Offering Period, not beyond a total of 20 business days, by giving oral or written notice of such extension to the Depositary. Consistent with applicable rules and regulations of the SEC, Purchaser may not accept Shares for payment upon expiration of the Offer while any condition to the Offer remains unsatisfied and unwaived. If there is a Subsequent Offering Period, all Shares tendered during the Subsequent Offering Period will be immediately accepted for payment and paid for as they are tendered.

     Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which requires that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

     Purchaser confirms that if it makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(d) and 14e-l under the Exchange Act.

     If, during the Offering Period, Purchaser, with the prior written approval of the Company, decreases the number of Shares sought pursuant to the Offer or the Common Stock Price, that decrease will be applicable to all holders whose Shares are accepted for payment pursuant to the Offer, and, if at the time notice of any decrease is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that notice is first so published, sent or given, the Offer will be extended until the expiration of that ten-business day period.

     Consummation of the Offer is also conditioned upon expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), European competition laws and the other conditions set forth in Section 13 of this Offer to Purchase. With respect to antitrust and competition law matters, see Section 15 of this Offer to Purchase. Purchaser reserves the right but is not obligated, in accordance with applicable rules and regulations of the SEC, to waive any or all of those conditions other than the Minimum Condition. If, by the Expiration Date, any or all of those conditions have not been satisfied, Purchaser may, in its sole discretion, and subject, in certain cases, to receiving the consent required pursuant to the Facilities Agreement and the Investment Agreement, elect to: (i) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended, subject to the terms of the Offer, (ii) waive all of the unsatisfied conditions (other than the Minimum Condition) and, subject to complying with applicable rules and regulations of the SEC, accept for payment all Shares so tendered, or (iii) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders (subject to the Company's right to require Purchaser to extend the Offering Period in certain instances). If Purchaser waives any condition set forth in Section 13 of this Offer to Purchase, the SEC or its staff may, if the waiver is deemed to constitute a material change to the information previously provided to the stockholders, take the position that the Offer must remain open for an additional period of time and/or that Purchaser must disseminate information concerning the waiver.

     The Company has provided Purchaser with the Company's stockholder list and security position listing for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by Purchaser to record holders of Shares and will be furnished by Purchaser to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR THE SHARES.

     Upon the terms and subject to the conditions of the Offer (including the Offer Conditions set forth in Section 13 of this Offer to Purchase and, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, all Shares validly tendered (and not properly withdrawn in accordance with the procedures described in Section 4 of this Offer to Purchase) promptly after the expiration of the Offering Period. Shares will be accepted as soon as practicable after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the Offer Conditions set forth in Section 13 of this Offer to Purchase. Any determination concerning the satisfaction of the terms and conditions of the Offer will be in the sole discretion of Purchaser. Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or, subject to the applicable SEC rules, payment for, Shares in order to comply in whole or in part with any applicable law. If there is a Subsequent Offering Period, all Shares tendered during the Subsequent Offering Period will be immediately accepted for payment and paid for as they are tendered.

     Parent and its affiliates filed a Notification and Report Form with respect to the Offer under the HSR Act on Friday, March 2, 2001. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m. New York City time, on Monday, March 19, 2001, unless that waiting period is earlier terminated. Either the Antitrust Division of the United States Department of Justice (the "Antitrust Division") or the United States Federal Trade Commission (the "FTC") may extend the waiting period by requesting additional information or documentary material. If there is such a request, the waiting period will expire at 11:59 p.m., New York City time, on the tenth day after there has been substantial compliance with the request. Any extension of the waiting period will delay acceptance of the Shares for payment. Purchaser filed a pre-clearance notification with German antitrust authorities on March 5, 2001. The review period imposed in respect of the Offer under German antitrust laws will expire on April 5, 2001 unless terminated earlier by the German antitrust authorities. Parent intends to extend the Offering Period if the German antitrust review period is not terminated by the Expiration Date. See Section 15 of this Offer to Purchase for additional information concerning the HSR Act and the applicability of the antitrust laws of the United States, Germany and other foreign jurisdictions to the Offer.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment pursuant to the Offer and thereby purchased, Shares properly tendered and not subsequently withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares. On the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price for those Shares with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payment to the tendering stockholders. UNDER NO CIRCUMSTANCES WILL PURCHASER PAY INTEREST ON THE COMMON STOCK PRICE REGARDLESS OF ANY EXTENSION OF THE OFFER OR OF ANY DELAY IN PAYING FOR SHARES. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for those Shares (the "Share Certificates") or a timely Book-Entry Confirmation (as defined below) with respect to those Shares,
(ii) the Letter of Transmittal or a manually signed facsimile of the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required by the Letter of Transmittal. The price paid to any holder of Shares pursuant to the Offer will be the highest price per Share paid to any other holder of Shares pursuant to the Offer.

     Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, Purchaser's obligation to pay for Shares will be satisfied and tendering stockholders must look solely to the Depositary for payment of amounts owed to them by reason of the acceptance of their Shares pursuant to the Offer. If, for any reason, acceptance for payment of or payment for any Shares tendered in response to the Offer is delayed, or Purchaser is prevented from accepting for payment or paying for Shares which are tendered in response to the Offer, the Depositary nevertheless may retain, subject to applicable rules and regulations of the SEC, tendered Shares on behalf of Purchaser and those Shares may not be withdrawn, except to the extent the tendering stockholder properly exercises withdrawal rights as described in
Section 4 of this Offer to Purchase.

     If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned to the tendering stockholder, or to such other person as the tendering stockholder shall specify in the Letter of Transmittal, without expense to the recipient as promptly as practicable following the expiration or termination of the Offer. In the case of any Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility (as defined below) pursuant to the procedures set forth in
Section 3 of this Offer to Purchase, such Shares will be credited to such account maintained at the Book-Entry Transfer Facility as the tendering stockholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration or termination of the Offer. If no such instructions are given with respect to any Shares delivered by book-entry transfer, any such Shares not tendered or not purchased will be returned by crediting the account at the Book-Entry Transfer Facility designated in the Letter of Transmittal as the account from which such Shares were delivered.

     Subject to the provisions of the Merger Agreement, Purchaser reserves the right to transfer or assign in whole or in part from time to time to one or more direct or indirect subsidiaries of Parent the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for any Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURE FOR TENDERING SHARES.

     Valid Tender. To tender Shares pursuant to the Offer, either (i) a Letter of Transmittal, or a manually signed facsimile of a Letter of Transmittal, properly completed and duly executed in accordance with the instructions to the Letter of Transmittal, together with any required signature guarantees and certificates for the Shares to be tendered, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and any other required documents must be received by the Depositary prior to the applicable Expiration Date, or the expiration of any Subsequent Offering Period, at one of its addresses set forth on the back cover of this Offer to Purchase, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

     Book-Entry Delivery. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the

Book-Entry Transfer Facility's systems may make a book-entry transfer of Shares by causing the Book-Entry Transfer Facility to transfer the Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfers. However, although delivery of the Shares may be effected through book-entry transfer, either the Letter of Transmittal or a manually signed facsimile of the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date or the expiration of any Subsequent Offering Period, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of the Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to in this Offer to Purchase as a "Book-Entry Confirmation." The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     THE METHOD OF DELIVERY OF ANY SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE STOCKHOLDER USE PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution that is a participant in the Security Transfer Agents Medallion Program (most commercial banks, savings and loan associations and securities brokerage firms are participants in that Program) or by any other "eligible guarantor institution" as that term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (i) if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this section, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith unless such registered holder has completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for any Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for any Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the Share Certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 to the Letter of Transmittal.

     Guaranteed Delivery. A stockholder who desires to tender Shares pursuant to the Offer and whose Share Certificates are not immediately available or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the applicable Expiration Date, or the expiration of any Subsequent Offering Period, may tender such Shares by following all of the procedures set forth below:

          (i) the tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, prior to the applicable Expiration Date, or the expiration of any Subsequent Offering Period; and

          (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such tendered Shares), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq National Market (the "Nasdaq") is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand, transmitted by facsimile or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     In all cases, Shares will not be deemed validly tendered unless a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal is received by the Depositary.

     Other Requirements. No alternative, conditional or contingent tenders will be accepted, and no fractional Shares will be purchased. All tendering stockholders, by executing the Letter of Transmittal (or a manually signed facsimile thereof) waive any right to receive any notice of acceptance of their Shares for payment. Notwithstanding any other provision of this document, payment for the Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of the instruments and documents referred to in Section 2 of this Offer to Purchase.

     Tender Constitutes an Agreement. The valid tender of any Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

     Appointment. By executing a Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint Purchaser, its officers, directors and other designees as the stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of the stockholder's rights with respect to the Shares tendered by the stockholder and accepted for payment by Purchaser and with respect to any and all cash and non-cash dividends, distributions, rights, and other shares of Company Common Stock or other securities issued or issuable in respect of such Shares on or after February 22, 2001 (collectively, "Distributions"). All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment pursuant to the Offer. All such powers of attorney and proxies will be irrevocable and will be deemed granted in consideration of the acceptance for payment by Purchaser of the Shares tendered in accordance with the terms of the Offer. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by the stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Purchaser's designees will be empowered to exercise all voting and other rights of the stockholder with respect to the tendered Shares (and any and all Distributions in respect of those Shares) as those designees, in their sole discretion, may deem proper at any annual or special meeting of the stockholders of the Company or any adjournment or postponement thereof, actions by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for any Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of those Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to those Shares (and any and all Distributions in respect of those Shares).

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of the Shares will be determined by Purchaser in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares by any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of any Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, Inveresk Canada, Purchaser, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and Instructions thereto) will be final and binding.

     Backup Withholding. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares pursuant to the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a tendering stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Purchaser and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Non corporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 8 to the Letter of Transmittal.

4. RIGHTS OF WITHDRAWAL.

     Tenders of the Shares made pursuant to the Offer are irrevocable except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offering Period and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, also may be withdrawn at any time after May 4, 2001. There will be no withdrawal rights during any Subsequent Offering Period for any Shares tendered during the Subsequent Offering Period.

     For a withdrawal of Shares tendered pursuant to the Offer to be effective, written facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered the Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless the Shares have been tendered for the account of an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3 of this Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares to be withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. None of Parent, Inveresk Canada, Purchaser, the Dealer Manager, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer.

Withdrawn Shares may, however, be re-tendered by following one of the procedures described in Section 3 of this Offer to Purchase at any time prior to the applicable Expiration Date or prior to the expiration of any Subsequent Offering Period.

     If Purchaser extends the Offer, is delayed in its acceptance for payment of any Shares, or is unable to accept for payment any Shares pursuant to the Offer, for any reason, then, without prejudice to Purchaser's rights under this Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, but those Shares may be withdrawn to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4.

5. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER.

     Sales of the Shares pursuant to the Offer and the exchange of the Shares for cash pursuant to the Merger will be taxable transactions for Federal income tax purposes and also may be taxable under applicable state, local and other tax laws. For Federal income tax purposes, a stockholder whose Shares are purchased pursuant to the Offer or who receives cash as a result of the Merger will realize gain or loss equal to the difference between the stockholder's adjusted basis in the Shares tendered or exchanged and the amount of cash received for those Shares. Such gain or loss will be capital gain or loss if the Shares are held as capital assets by the stockholder. Long-term capital gains of non-corporate stockholders generally are subject to a maximum tax rate of 20% in respect of property held for more than one year.

     The income tax discussion set forth above is included for general information only and may not be applicable to stockholders in special situations such as stockholders who received their Shares upon the exercise of stock options or otherwise as compensation and stockholders who are not United States persons. Stockholders should consult their own tax advisors with respect to the specific tax consequences to them of the Offer and the Merger, including the application and effect of Federal, state, local, foreign or other tax laws and of changes in such tax laws.

     See Section 3 of this Offer to Purchase for a discussion of backup withholding of Federal income tax payments.

6. PRICE RANGE OF THE SHARES; DIVIDENDS.

     The Shares are listed on the Nasdaq National Market under the symbol "CCRO". The following table sets forth, for the calendar quarters indicated, the high and low closing sales prices for the Shares on the Nasdaq National Market based on public sources:

                                                               SALES PRICE
                                                              -------------
                                                              HIGH     LOW
                                                              -----   -----
CALENDAR YEAR
1999:
  First Quarter.............................................  $6.56   $3.56
  Second Quarter............................................   6.25    4.19
  Third Quarter.............................................   6.69    4.88
  Fourth Quarter............................................   5.38    3.19
2000:
  First Quarter.............................................  $4.88   $3.19
  Second Quarter............................................   3.88    2.75
  Third Quarter.............................................   5.38    3.00
  Fourth Quarter............................................   5.75    4.88
2001:
  First Quarter (through March 2, 2001).....................   6.50    5.13

     On February 22, 2001, the last full trading day prior to the public announcement of the terms of the Offer and the Merger, the reported closing price on the Nasdaq National Market was $5.25 per Share. On March 2,

2001, the last full trading day prior to commencement of the Offer, the reported closing price on the Nasdaq National Market was $5.88 per Share. Stockholders are advised to obtain a current market quotation for the Shares.

     According to the Company's publicly available documentation and filings with the SEC, the Company did not declare or pay any cash dividends during any of the periods indicated in the above table. In addition, under the terms of the Merger Agreement, the Company is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Parent, and Parent does not intend to consent to any such declaration or payment. See Section 11 of this Offer to Purchase.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK QUOTATION, MARGIN REGULATIONS AND EXCHANGE ACT REGISTRATION.

     Market for the Shares. The purchase of any Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of the Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Stock Quotation. The Shares are included for quotation on the Nasdaq National Market (the top tier of the Nasdaq Stock Market) under the symbol "CCRO." After consummation of the Offer and depending upon the aggregate market value and the per share price of any Shares not purchased pursuant to the Offer, the Shares may no longer meet the standards of the National Association of Securities Dealers, Inc. (the "NASD") for continued listing on the Nasdaq National Market. The requirements for continued listing on the Nasdaq National Market include, among others, the requirement that the number of publicly held shares (excluding shares held by officers, directors or other beneficial owners of 10% or more of the shares ("Nasdaq Excluded Holdings")) is at least 750,000, that there are at least 400 stockholders (holding round lots of 100 shares or more), that the aggregate market value of publicly held Shares (excluding Nasdaq Excluded Holdings) is at least $5 million and that there be at least two market makers for the shares. If these standards are not met, the Shares might nevertheless continue to be eligible for listing on the Nasdaq SmallCap Market; however, if the number of holders of round lots of Shares falls below 300, or if the number of publicly held Shares (excluding Nasdaq Excluded Holdings) falls below 500,000, or if there are not at least two market makers for Shares, the NASD's rules provide that the Shares no longer would be in compliance with the continued listing requirements of the Nasdaq SmallCap Market. According to information furnished to Purchaser by the Company, as of the close of business on February 28, 2001, there were approximately 189 holders of record of Shares, not including beneficial holders of any Shares held in street name, and there were 18,402,852 Shares outstanding.

     If the Shares no longer meet the NASD's requirements for continued listing on the Nasdaq National Market or on any other tier of the Nasdaq Stock Market, and the Shares are no longer listed on any tier of the Nasdaq Stock Market, the trading market for the Shares could be adversely affected. It is possible that the Shares would be traded or quoted on other securities exchanges or in the over-the counter market, and that price quotations would be reported by those exchanges or other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of stockholders and/or the aggregate market value of the Shares remaining at that time, the interest in maintaining a market in the Shares on the part of securities brokerage firms, the possible termination of registration of the Shares under the Exchange Act and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or lesser than the Common Stock Price.

     Margin Regulations. The Shares are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve Board (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, the Shares might no longer qualify as "margin securities" for the purposes of the Federal Reserve Board's margin regulations, in which event the Shares would be ineligible to be used as collateral for margin loans made by brokers.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. That registration may be terminated by the Company upon application to the SEC if the outstanding Shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of the Shares. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement to furnish a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) and the related requirement to furnish an annual report to stockholders, no longer applicable with respect to the Shares. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares no longer would be eligible for listing on any tier of the Nasdaq Stock Market or for continued inclusion on the Federal Reserve Board's list of "margin securities". Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met. If registration of the Shares is not terminated before the Merger, the registration of the Shares under the Exchange Act and the listing of the Shares on the Nasdaq National Market will be terminated following the completion of the Merger.

8. CERTAIN INFORMATION CONCERNING THE COMPANY.

     The Company is a Delaware corporation with its principal executive offices located at 11000 Weston Parkway, Suite 100, Cary, North Carolina 27513. Its main telephone number is (919) 460-9005.

     The Company is a full service global contract research organization serving the pharmaceutical, biotechnology and medical device industries. The Company provides both clinical and pre-clinical services. Clinical services consist of designing, monitoring, and managing trials of new pharmaceutical and biotechnology products on humans, and providing clinical data management, biostatistical, product registration, and pharmacoeconomic services. Pre-clinical services are comprised of designing and conducting trials of new pharmaceutical and biotechnology products based primarily upon animal models to produce data required to assess and evaluate efficacy in and potential risks to humans. The Company's headquarters and U.S. clinical operations are located near Research Triangle Park, North Carolina. Additional facilities and offices are located in Maidenhead, England; Glasgow, Scotland; Brussels, Belgium; Paris, France; Melbourne, Australia; Tel Aviv, Israel; Milan, Italy; Warsaw, Poland; Munich, Germany; Madrid, Spain; and Montreal, Canada.

     The following selected consolidated financial data relating to the Company and its subsidiaries have been taken or derived from the audited financial statements contained in the Company's Annual Reports on Form 10-K for the fiscal years ended December 31, 1999 and December 31, 1998 (the "Company 10-Ks") and the unaudited financial statements contained in the Company's Quarterly Reports on Form 10-Q for the fiscal quarter ended September 30, 2000 (the "Company 10-Q"), each as filed with the SEC pursuant to the Exchange Act. More comprehensive financial information is included in the Company 10-Ks and the Company l0-Q (including in each case a section containing management's discussion and analysis of financial condition and results of operation) and the other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to those reports and other documents and all of the financial information and notes contained in those reports and documents. Copies of those reports and other documents may be examined at or obtained from the SEC (including through the SEC's website) and the Nasdaq Stock Market in the manner described below under "Available Information".

                            CLINTRIALS RESEARCH INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (in thousands, except per share data)

                                            NINE MONTHS     NINE MONTHS
                                               ENDED           ENDED          YEAR ENDED DECEMBER 31,
                                           SEPTEMBER 30,   SEPTEMBER 30,   ------------------------------
                                               2000            1999          1999       1998       1997
                                           -------------   -------------   --------   --------   --------
                                            (UNAUDITED)     (UNAUDITED)
INCOME STATEMENT DATA:
Revenue:
  Service Revenue........................    $ 86,977        $ 88,076      $113,892   $109,254   $125,687
  Less: Subcontractor costs..............     (11,664)        (15,442)      (16,961)   (19,563)   (22,697)
Net Service revenue......................      75,313          72,634        96,931     89,691    102,990
                                             --------        --------      --------   --------   --------
Total Costs and Expenses.................      80,373          75,468       103,529    113,861     114396
                                             --------        --------      --------   --------   --------
Income (Loss) before Income Taxes........      (5,060)         (2,834)       (5,697)   (23,358)   (10,202)
Provision (Benefit) for Income Taxes.....       1,721             913         1,348     (1,226)    (3,806)
                                             --------        --------      --------   --------   --------
Net Income (Loss)........................    $ (6,781)       $ (3,747)     $ (7,045)  $(22,132)  $ (6,396)
                                             ========        ========      ========   ========   ========
Earnings (Loss) per Share:...............
Basic....................................    $  (0.37)       $  (0.21)     $  (0.39)  $  (1.22)  $  (0.35)
                                             ========        ========      ========   ========   ========
Diluted..................................    $  (0.37)       $  (0.21)     $  (0.39)  $  (1.22)  $  (0.35)
                                             ========        ========      ========   ========   ========
BALANCE SHEET DATA (AT PERIOD END):
Total Current Assets.....................    $ 44,164        $ 42,184      $ 42,184   $ 47,090   $ 71,148
                                             ========        ========      ========   ========   ========
Total Assets.............................    $114,120        $116,404      $116,404   $123,096   $144,979
                                             ========        ========      ========   ========   ========
Total Current Liabilities................    $ 32,094        $ 25,873      $ 25,873   $ 29,864   $ 26,507
Total Stockholders' Equity...............      75,290          85,168        85,168     89,556    115,778
                                             ========        ========      ========   ========   ========
Total Liabilities and Stockholders'
  Equity.................................    $114,120        $116,404      $116,404   $123,096   $144,979
                                             ========        ========      ========   ========   ========

     Except as otherwise set forth in this Offer to Purchase, the information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference to those documents and records. None of Parent, Inveresk Canada, Purchaser or the Dealer Manager take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Parent, Inveresk Canada, Purchaser or the Dealer Manager.

     Other Financial Information. During the course of the discussions and exchange of information between Parent and the Company that led to the execution of the Merger Agreement, the Company provided Parent and its financial advisors with certain information about the Company and its financial performance which is not publicly available. The information provided included, among other things, the following forecasts of the Company's consolidated net service revenue and net income (loss), respectively: in 2000, $105,175,000 and ($4,483,000); and in 2001, $118,515,000 and $6,077,000.

     The Company has advised Parent, Inveresk Canada and Purchaser that it does not as a matter of course make public any projections as to future performance or earnings, and the aforementioned projections are included in this Offer to Purchase solely because such information was provided to Parent and its financial advisors during the course of Parent's evaluation of the Company. Parent did not rely on such information in its valuation of the Company. The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The Company has advised Parent and Purchaser that (i) its internal operating projections are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to various interpretations and periodic revision based on actual experience and business developments and (ii) the projections were based on a number of internal assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters that are inherently subject to significant economic and competitive uncertainties, all of which are difficult to predict and some of which are beyond the control of the Company. Accordingly, there can be no assurance, and no representation or warranty is or has been made by any of Parent, Inveresk Canada, Purchaser or any of their representatives that actual results will not vary materially from those described above. The foregoing information is forward-looking in nature and inherently subject to significant uncertainties and contingencies, including industry performance, general business and economic conditions, currency exchange rates, customer requirements, competition, adverse changes in applicable laws, regulations or rules governing environmental, tax and accounting matters and other matters. The inclusion of this information should not be regarded as an indication that the Company, Parent, Inveresk Canada, Purchaser or anyone who received this information then considered, or now considers, it a reliable prediction of future events, and this information should not be relied on as such. None of Parent, Inveresk Canada or Purchaser assumes any responsibility for the validity, reasonableness, accuracy or completeness of the projections described above. None of the Company, Parent, Inveresk Canada, Purchaser or any of their respective financial advisors or the Dealer Manager intends to, and each of them disclaims any obligation to, update, revise or correct such projections if they are or become inaccurate (even in the short term). The projections have not been adjusted to reflect the effects of the Offer or the Merger.

     Available Information. The Company is subject to the informational and reporting requirements of the Exchange Act and in accordance therewith is required to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of those persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the SEC. Those reports, proxy statements and other information should be available for inspection at the public reference room at the SEC's offices at 450 Fifth Street, NW., Washington, D.C., 20549 and also should be available for inspection and copying at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611. Copies may be obtained, by mail, upon payment of the SEC's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and can be obtained electronically on the SEC's Website at http://www.sec.gov. The same material also should be available for inspection at the library of the Nasdaq National Market System, 1735 K Street, N.W., Washington, D.C. 20006.

9. CERTAIN INFORMATION CONCERNING CANDOVER INVESTMENTS PLC, CANDOVER PARTNERS LTD., CANDOVER 1997 FUND, PARENT, INVERESK CANADA AND PURCHASER.

     Candover Investments plc ("Candover Investments") is a UK public limited company with its principal executive offices at 20 Old Bailey, London EC4M 7LN, England. Candover Investments is an investment trust which is listed on the London Stock Exchange. Candover Investments is the ultimate holding company of Candover Partners Ltd., the general partner of the limited partnerships that make up the Candover 1997 Fund.

     Candover Partners Ltd. ("Candover Partners") is a UK limited company with its principal executive offices at 20 Old Bailey, London EC4M 7LN, England. Candover Partners acts as the general partner of three of Candover Investments' investment funds and is the general partner of the limited partnerships that make up the Candover 1997 Fund.

     Candover 1997 Fund (the "1997 Fund") is managed by Candover Partners Ltd., its general partner. The 1997 Fund, which is made up of a number of limited partnerships, was established to invest in larger buyouts in the UK and Western Europe. The 1997 Fund owns 71.39% of Parent's ordinary share capital, a further 8.57% being held by Candover Investments.

     Parent is a corporation organized under the laws of Scotland, with its principal executive offices at Elphinstone Research Centre, Tranent, East Lothian, EH33 2NE, Scotland. The telephone number of Parent at such location is 44-1875-614-545. Parent's principal business is providing pre-clinical, clinical and regulatory affairs services on a global basis to the human and veterinary pharmaceutical industries.

     Inveresk Canada is a corporation organized under the laws of Canada, formed in order to enter into the transactions which are the subject of the Merger Agreement (including the Offer and the Merger). The principal executive offices of Inveresk Canada are located at c/o Inveresk Research Group Limited, Elphinstone Research Centre, Tranent, East Lothian, EH33 2NE, Scotland. Inveresk Canada is a direct wholly owned subsidiary of Parent, does not have any significant assets or liabilities and has not engaged in activities other than those incident to its formation and capitalization and the preparation of the Offer and the Merger.

     Purchaser is a Delaware corporation organized in order to enter into the transactions which are the subject of the Merger Agreement (including the Offer and the Merger). The principal executive offices of Purchaser are located at c/o Inveresk Research Group Limited, Elphinstone Research Centre, Tranent, East Lothian, EH33 2NE, Scotland. Purchaser is a wholly owned subsidiary of Inveresk Canada. Purchaser does not have any significant assets or liabilities and has not engaged in activities other than those incident to its formation and capitalization, its execution of the Merger Agreement and the preparation of the Offer and the Merger.

     Other Information Regarding Candover Investments, Candover Partners, the 1997 Fund, Parent, Inveresk Canada and Purchaser. The name, citizenship, business address, business telephone number, current principal occupation (including the name, principal business and address of the organization in which such occupation is conducted) and material positions held during the past five years of each of the directors and executive officers of Candover Investments, Parent, Inveresk Canada and Purchaser are set forth in Schedule A to this Offer to Purchase.

     Pursuant to the Stockholders Agreement, Parent and Purchaser may be deemed to beneficially own 3,805,655 Shares constituting approximately 21% of the total outstanding Shares as of February 22, 2001. See Section 11 of this Offer to Purchase. Each of Purchaser and Parent disclaims beneficial ownership of such Shares. Except as set forth in this Offer to Purchase, none of Candover Investments, Candover Partners, the 1997 Fund, Parent, Inveresk Canada or Purchaser, or, to the best of their knowledge, any of the persons listed in Schedule A hereto nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares or has engaged in any transactions in the Shares in the past 60 days. Except as set forth in this Offer to Purchase, none of Candover Investments, Candover Partners, the 1997 Fund, Parent, Inveresk Canada or Purchaser has purchased any Shares during the past two years.

     Except as set forth in Section 10 of this Offer to Purchase, there have been no negotiations, transactions or material contacts between Candover Investments, Candover Partners, the 1997 Fund, Parent, Inveresk Canada or Purchaser, or, to the best of their knowledge, any of the persons listed in Schedule A hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Except as described in Section 10 of this Offer to Purchase, none of Candover Investments, Candover Partners, the 1997 Fund, Parent, Inveresk Canada or Purchaser, or, to the best of their knowledge, any of the persons listed in Schedule A hereto, has had any transaction with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the Offer.

10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

     Parent operates in the same industry segment as the Company, and accordingly Parent and its affiliates have been generally aware of the Company and its business activities for some time. Various members of

Parent's management and its representatives also have, from time to time, had contact in a business setting with the Company's officers and employees at industry related conferences and otherwise. Except as set forth below, however, in the past two years, none of Candover Investments, Candover Partners, the 1997 Fund, Parent, Inveresk Canada or Purchaser entered into any contracts, agreements or other business dealings with the Company or had any dealings with the Company relating to a business combination or similar transaction.

     On August 16, 2000, the Company announced that it had retained ING Barings as its investment banking firm in connection with the review of financial and strategic alternatives. Following that announcement, and after analyzing the potential benefits of a combination with the Company, Parent directed representatives of Bear, Stearns & Co. Inc. ("Bear Stearns") to obtain additional information and to arrange a meeting with the Company's management.

     On September 8, 2000, representatives of ING Barings spoke by telephone to representatives of Bear Stearns. Bear Stearns advised ING Barings of the potential interest of Parent in a business combination with the Company.

     On September 26, 2000, the Company and Parent entered into a confidentiality agreement on customary terms that would permit Parent to obtain confidential information in order to evaluate a potential transaction with the Company. Also on September 26, 2000, in New York City, Paul Ottaviano, Chief Executive Officer of the Company, and Colin Neill, Senior Vice President and Chief Financial Officer of the Company, along with representatives of ING Barings, met with Dr. Walter Nimmo, Chief Executive Officer of Parent, Alastair McEwan, Head of Corporate Development of Parent, and representatives of Bear Stearns to discuss the operations and financial performance of the Company, the potential strategic advantages of combining the operations of the Company and Parent, the complementary nature of their respective businesses and the other potential advantages of a business combination.

     In late September and early October 2000, various members of senior management of Parent and the Company had a series of telephone calls to further discuss the operations of the Company and the merits of a business combination of the Company and Parent. On October 9, 2000, Bear Stearns confirmed to ING Barings by telephone that Parent was interested in pursuing a potential strategic transaction with the Company and wished to conduct further due diligence on the Company's operations. Bear Stearns indicated that Parent would be willing to purchase all of the outstanding Shares of the Company for between $5.25 and $5.50 per Share in cash, subject to the Company agreeing to a period of exclusivity during which it would deal only with Parent while Parent completed its due diligence review of the Company and obtained the necessary financing commitments to enable Parent to consummate a transaction. Following consultation with the Company's Board, ING Barings informed Bear Stearns that its indicated price range was insufficient to grant exclusivity to Parent.

     On October 23 and 24, 2000, Mr. McEwan and representatives of Bear Stearns visited the Company's facilities in Montreal, Canada and Research Triangle, North Carolina. On November 1, 2000, Mr. McEwan and representatives of Parent's financial advisor visited the Company's facilities in Maidenhead, England.

     On November 3, 2000, certain members of Parent's management met with the Board of Directors of Parent (the "Parent Board") to discuss the merits of a possible acquisition of the Company. After discussing a presentation made by Parent's management, the Parent Board authorized its management team to proceed with negotiations for an acquisition of or other business combination with the Company.

     During the period from November 15, 2000 through November 22, 2000, representatives of Parent and Bear Stearns had various discussions with representatives of the Company and ING Barings. During this same period, Parent indicated that it was willing to pursue a business combination in which the Company's stockholders would receive $5.50 per Share. The Company's representatives told Parent that $5.50 per Share was inadequate. The Company's Board continued negotiations with Parent from November 22, 2000 through November 27, 2000. On November 22, 2000, Parent delivered a letter to the Company indicating Parent's interest in pursuing a possible business combination with the Company in which the Parent would pay $6.00 per Share, subject to the Company agreeing to a period during which it would deal exclusively with Parent while Parent completed its due diligence review of the Company and its business operations and developed a definitive proposal for a business combination. In subsequent discussions, Parent told the Company that Parent was not willing to dedicate the requisite resources to this process unless the Company would negotiate with it on the exclusive basis it had proposed. Prior to November 27, Parent delivered a non-binding letter from its senior financing sources and had its principal equity investor contact ING Barings, both indicating support for the proposed transaction. On November 28, 2000, Parent and the Company entered into a letter agreement that provided for a period of exclusive dealing as requested by Parent, subject to a right on the part of the Company to terminate the exclusive dealing arrangement if, after receipt of an unsolicited competing proposal, the Company's Board of Directors determined that its fiduciary obligations required it to do so. The agreement provided that if the Company's Board exercised this "fiduciary out," or in certain other instances refused to complete the transactions, the Company would reimburse Parent's expenses, up to a maximum of $1.0 million. The letter agreement provided that the exclusivity period would expire on January 15, 2001.

     Between November 29, 2000 and February 21, 2001, Parent and its legal counsel, financial advisors and accountants continued their due diligence activities with respect to the Company, and representatives of Parent and Bear Stearns held various meetings and discussions with representatives of the Company and ING Barings regarding the status of the proposed transaction.

     On December 29, 2000, Clifford Chance Rogers & Wells LLP, Parent's legal counsel, circulated an initial draft of the Merger Agreement to the Company and the Company's legal and financial advisors. On January 6, 2001, representatives of ING Barings informed representatives of Bear Stearns that the draft Merger Agreement delivered on December 29, 2000 was preliminary, because, among other things, the terms of the agreement were subject to the completion of due diligence and the amount of the proposed termination payment and expense reimbursement were not included, and should not be used by the Company and Parent as a basis for negotiation at that time.

     On January 17, 2001, the Company's Board agreed to amend the November 28, 2000 letter agreement to provide that the exclusivity period provided for in the November 28, 2000 letter agreement (which had expired on January 15, 2001) would be reinstated and extended until February 5, 2001 in exchange for which the $1.0 million penalty to the Company for not agreeing to complete a transaction under the terms proposed in the November 28, 2000 letter was eliminated. On January 24, 2001, Parent's legal counsel circulated a new draft of the Merger Agreement.

     On January 27, 2001, Parent was told that the Company's Board had requested an increase in the price per Share proposed to be paid in the transaction or a change in the nature of the transaction and had expressed concern about the amount of time being taken in the negotiation process. On January 27 and January 28, 2001, ING Barings and Bear Stearns discussed the points raised by the Company's Board. On January 29, 2001, representatives of ING Barings reported to the Company's Board that Parent had rejected the proposal and that Parent had requested a face-to-face meeting with the Company.

     On February 1, 2001, representatives of Parent and Parent's financial advisor met in person with members of the Board of Directors of the Company and representatives of the Company's financial advisor in Nashville, Tennessee to discuss the Company's request for a price increase and other issues relating to the proposed transaction. At the conclusion of the meeting, Parent and the Company agreed to work toward rapid negotiation of a definitive agreement for a transaction at $6.00 per Share without further extending the exclusivity period beyond its scheduled expiration on February 5, 2001. On February 5, 2001, the extended exclusivity period expired. Subsequently, members of the Company's and Parent's respective management teams and their respective legal and financial advisors held telephone conversations and exchanged electronic mail to discuss the principal terms of the proposed transaction. The principal issues discussed among the parties during these discussions included the nature and extent of the parties' representations and warranties, the conditions to the Offer, Parent's right to extend the Offer, the Company's right to solicit alternative acquisition proposals, Parent's right to match any competing proposals to purchase the Company, the commitment of certain of the Company's stockholders to sell their shares to Parent, the parties' respective rights to terminate the Merger Agreement, the amount of the termination payment that would be required of the Company and the circumstances under which the termination payment would become payable. Concerned about the slow progress of the transaction, representatives of the Company repeatedly pressed Parent from

February 12, 2001 to February 20, 2001 to complete the negotiation process and threatened to terminate negotiations if rapid progress was not achieved.

     On February 21, 2001, certain members of the Company's Board reviewed the principal terms of the proposed transaction as then provided in the draft Merger Agreement. Also, on February 21, 2001, certain members of Parent's management met with the Parent Board to present the findings of their due diligence inquiries regarding the possible acquisition of the Company and to seek Parent's Board's approval to acquire all of the outstanding Shares. After considering the issues presented by its management, the Parent Board authorized management of Parent to proceed with the acquisition on substantially the terms negotiated.

     On February 22, 2001, the Company's Board held a special meeting to review the status of final negotiations with Parent. At the meeting, the Company's legal counsel and financial advisors updated the Company's Board on the changes negotiated to the definitive Merger Agreement since the previous day's special meeting of the Company's Board. Also at this meeting, ING Barings rendered to the Company's Board its oral opinion (confirmed by delivery of a written opinion dated February 22, 2001) to the effect that, as of February 22, 2001 and based on and subject to the assumptions, conditions and limitations stated in its opinion, the $6.00 per Share cash consideration to be received in the Offer and the Merger by the holders of Shares was fair, from a financial point of view, to such holders. Parent was advised that after full discussion of the matters considered by the Company's Board at that meeting, the Company's Board unanimously approved the proposed transaction and the Merger Agreement, declared the Merger Agreement advisable, authorized the executive officers of the Company to negotiate on behalf of the Company any changes necessary to finalize the Merger Agreement and the related ancillary documents and determined to recommend to the Company's stockholders that they accept the Offer, tender their Shares in the Offer and, if required under the DGCL or the Company's Certificate of Incorporation or Bylaws, vote to adopt the Merger Agreement.

     On the evening of February 22, 2001, the Company, Parent and Purchaser executed the Merger Agreement. The Company issued a press release announcing the transaction before the opening of trading on the Nasdaq National Market on February 23, 2001.

     On March 5, 2001, Purchaser commenced the Offer.

11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; THE MERGER; THE MERGER AGREEMENT; THE STOCKHOLDERS AGREEMENT.

     Purpose. The purpose of the Offer and the Merger is to enable Parent to acquire control of, and the entire equity interest in, the Company. Parent's control will be exercised through its wholly owned subsidiary, Inveresk Canada. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all of the outstanding Shares not purchased pursuant to the Offer. The Company will, as of the effective time of the Merger, become a direct wholly owned subsidiary of Inveresk Canada and an indirect wholly owned subsidiary of Parent.

     Plans for the Company. Except as disclosed in this Offer to Purchase, none of Candover Investments, Candover Partners, the 1997 Fund, Parent, Inveresk Canada or Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, or sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's capitalization, corporate structure, business or composition of its management or the Company's Board of Directors. Parent will continue to evaluate and review the Company and its business, assets, corporate structure, capitalization, operations, properties, policies, management and personnel with a view towards determining how optimally to realize any potential benefits which arise from the rationalization of the operations of the Company with those of other business units and subsidiaries of Parent. Such evaluation and review is ongoing and is not expected to be completed until after the consummation of the Offer and the Merger. If, as and to the extent that Parent acquires control of the Company, Parent will complete its evaluation and review of the Company and will determine what, if any, changes would be desirable in light of the circumstances and the strategic business environment which then exist. Such changes could include, among other things, restructuring the Company through changes in the Company's business, corporate structure, Certificate of Incorporation, Bylaws, capitalization or management, consolidating and streamlining certain operations and reorganizing other businesses and operations, or seeking to expand some or all of the Company's business operations, through acquisitions or otherwise.

     Effective upon the acceptance for payment of and payment for Shares by Purchaser or any of its affiliates pursuant to the Offer, by the terms of the Merger Agreement, Parent will be entitled to designate such number of directors of the Company's Board of Directors as determined by Parent, rounded up to the next whole number, for election or appointment to the Board of Directors of the Company as will give Parent, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors of the Company equal to the product of (i) the total number of directors on the Board of Directors of the Company and (ii) the percentage that the number of Shares beneficially owned by Purchaser and Parent (including Shares so accepted for payment and purchased) bears to the number of Shares then outstanding. In furtherance thereof, the Company has agreed in the Merger Agreement that concurrently with the acceptance for payment of the tendered Shares, the Company will, upon request of Parent or Purchaser and in compliance with Section 14(f) of the Exchange Act and Rule l4f-l promulgated thereunder, promptly take all action necessary to cause the persons designated by Parent and Purchaser to be elected or appointed to the Company's Board of Directors, and to the extent necessary will seek and accept resignations of incumbent directors.

     Purchaser or an affiliate of Purchaser may, following the consummation or termination of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it shall determine, which may be more or less than the price paid in the Offer. Because the Company's Board of Directors has approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including Purchaser's acquisition of the Shares, Section 203 of the DGCL is inapplicable.

                              THE MERGER AGREEMENT

     The following is a summary of certain provisions of the Merger Agreement. This summary is not a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the full text of the Merger Agreement which is filed with the SEC as an exhibit to the Tender Offer Statement on Schedule TO filed by Parent, Inveresk Canada and Purchaser (the "Schedule TO") and is incorporated in this Offer to Purchase by reference. Capitalized terms not otherwise defined below shall have the meanings set forth in the Merger Agreement. The Schedule TO and its exhibits, which include a copy of the Merger Agreement, may be examined, and copies obtained, as set forth in
Section 8 of this Offer to Purchase.

     The Offer. The Merger Agreement provides that Parent will cause Purchaser to commence the Offer and that upon the terms and subject to prior satisfaction or waiver (to the extent permitted to be waived) of the conditions of the Offer, promptly after expiration of the Offer, Parent will cause Purchaser to accept for payment, and to pay for, all Shares validly tendered and not withdrawn pursuant to the Offer that Purchaser is permitted to accept and pay for under applicable law. The Merger Agreement provides that Purchaser has the right to modify and make certain changes to the terms and conditions of the Offer as described above in Section 1 of this Offer to Purchase.

     If Purchaser acquires 90% or more of the outstanding Shares pursuant to the Offer, it will have the votes necessary under Delaware law to approve the Merger without a meeting of the Company's stockholders. Under the DGCL, if Purchaser owns at least 90% of the outstanding Shares, the Merger may be effected without the vote of, or notice to, the Company's stockholders. Therefore, if at least approximately 16,562,568 Shares (based on the number of shares outstanding as of the close of business on February 28, 2001, according to information furnished to Purchaser by the Company), or such greater number as may be necessary if options are exercised, are acquired pursuant to the Offer or otherwise, Purchaser will be able to and intends to effect the Merger without a meeting of holders of the Shares. The Merger Agreement provides that, as soon as practicable after the expiration of the Offer, the receipt of any required approval by the Company's stockholders of the Merger Agreement and the satisfaction or waiver of certain other conditions, Purchaser will be merged into the Company. At the Effective Time, each then outstanding Share not owned by Parent or any subsidiary of Parent or held in treasury by the Company or any subsidiary of the Company (other than Shares held by stockholders of the Company who properly exercise dissenters' rights under the applicable provisions of the DGCL) will be converted into the right to receive $6.00 in cash or any higher price which may be paid for the Shares pursuant to the Offer, without interest (the "Merger Consideration").

     Vote Required to Approve Merger. The DGCL requires that the adoption of any plan of merger or consolidation of the Company must be approved by the holders of a majority of the Company's outstanding Shares if the "short form" merger procedure described above is not available. In such case, under the DGCL, the affirmative vote of holders of a majority of the outstanding Shares (including any Shares owned by Purchaser) is required to approve the Merger and to adopt the Merger Agreement. If Purchaser acquires, through the Offer or otherwise, voting power with respect to at least a majority of the outstanding Shares (which will be the case if the Minimum Condition is satisfied and Purchaser accepts for payment, and pays for, Shares tendered pursuant to the Offer), it will have sufficient voting power to effect the Merger without the vote of any other stockholder of the Company.

     Conditions to the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, at or prior to the Effective Time, of each of the following conditions:

     - if required by the DGCL, the Merger Agreement shall have been duly adopted by the requisite affirmative vote of the stockholders of the Company in accordance with applicable law and the Certificate of Incorporation and Bylaws of the Company;

     - no statute, rule, regulation, executive order, decree, ruling, judgment, decision, order or injunction shall have been enacted, entered, promulgated, issued or enforced by any court or other Governmental Authority which is in effect and has the effect of prohibiting, restraining or enjoining the consummation of the Merger; and

     - Purchaser shall have accepted for payment and paid for all Shares duly tendered and not subsequently withdrawn pursuant to the Offer.

     Termination of the Merger Agreement. The Merger Agreement may be terminated at any time before the Effective Time, whether before or after approval of the Merger Agreement and the Merger by the stockholders of the Company (if required by applicable law):

     - by mutual written consent, duly authorized by the Boards of Directors of Parent and the Company;

     - by either the Company or Parent if:

        - any statute, rule, regulation, executive order, decree, ruling, judgment, decision, order or injunction of or by any court or other Governmental Authority of competent jurisdiction which makes the consummation of the Merger illegal shall be in effect and shall have become final and nonappealable;

        - the Offer (as extended and re-extended) shall have expired without the acceptance for payment of Shares; or

        - the purchase of the Shares pursuant to the Offer (as extended and re-extended) shall not have occurred on or prior to the close of business on May 23, 2001 (the "Outside Date"); unless, in the case of any of the clauses relating to this termination right (as described in this and the two preceding bullet points), such event has been caused by a breach of the Merger Agreement by the party seeking such termination;

     - by Parent (the "Parent Competing Offer Termination Right") if, before the purchase of Shares pursuant to the Offer, the Board of Directors of the Company or any committee thereof shall:

        - have recommended an Acquisition Proposal (as defined under "Acquisition Proposal" below) or failed to publicly announce its recommendation against an Acquisition Proposal within five business days after the first public announcement of the Acquisition Proposal or in any announcement or filing made with respect to an Acquisition Proposal pursuant to Rule 14d-9 or Rule 14e-2 under the Exchange Act;

        - have withdrawn, modified or amended its approval or recommendation of the Offer, the Merger Agreement or the Merger or failed to reaffirm its approval or recommendation of the Offer or the Merger or the adoption of the Merger Agreement promptly upon Parent's reasonable request;

        - have executed an agreement in principle or definitive agreement relating to an Acquisition Proposal or similar business combination with a third party; or

        - have resolved to do any of the foregoing;

     - by Parent (the "Parent Breach Termination Right") if, before the purchase of Shares pursuant to the Offer:

        - any of the Company's representations and warranties contained in the Merger Agreement shall be inaccurate as of the date of the Merger Agreement, or shall have become inaccurate as of a date subsequent to the date of the Merger Agreement (as if made on such subsequent date) such that the condition set forth in clause (c)(i) of Annex A to the Merger Agreement would not be satisfied; or

        - any of the Company's covenants contained in the Merger Agreement shall have been breached such that the condition set forth in clause (c)(ii) of Annex A to the Merger Agreement would not be satisfied if, in the case of this or the preceding clause (as described in this and the preceding bullet point), the Company shall have failed to cure such breach within ten business days after written notice of the breach; provided, however, that if an inaccuracy in the Company's representations and warranties or a breach of a covenant by the Company is not curable by the Company prior to the Outside Date no such notice or opportunity to cure shall be required; or

     - by the Company prior to the acceptance for purchase of Shares pursuant to the Offer if:

        - there shall have been a breach in any material respect of any representation or warranty in the Merger Agreement of Parent or Purchaser;

        - Parent or Purchaser shall have materially breached any covenant or agreement contained in the Merger Agreement, which breach, in the case of this or the preceding clause (as described in this and the preceding bullet point), shall not have been cured prior to ten business days following notice of such breach to Parent and Purchaser by the Company; or

        - the Board of Directors of the Company or any committee thereof shall, subject to the terms of the Merger Agreement, (i) have recommended a Superior Proposal (as defined under "Acquisition Proposal" below); or
          (ii) have authorized or permitted the execution of an agreement in principle or definitive agreement relating to a Superior Proposal or similar business combination with a third party (the "Company Competing Offer Termination Right").

     Effect of Termination. In the event of termination of the Merger Agreement by either Parent or the Company pursuant to any of the provisions described in the immediately preceding section, the Merger Agreement will become void and there will be no liability or further obligation on the part of the Company, Parent, Purchaser or their respective officers or directors, except for obligations enumerated below under "Fees and Expenses" and provisions of the Merger Agreement with respect to confidentiality of non-public data regarding the Company and the allocation of liability for payment of expenses and fees, all of which would survive any termination of the Merger Agreement.

     Fees and Expenses. The Company will be required to pay Parent a termination payment of $4,000,000 if the Merger Agreement is terminated:

     - by Parent pursuant to its Parent Competing Offer Termination Right;

     - by the Company pursuant to its Company Competing Offer Termination Right;

     - by Parent as a result of exercising its right under the second clause of its Parent Breach Termination Right due to a breach by the Company of its obligations under the Merger Agreement (x) not to withdraw or modify in any manner adverse to Parent its recommendation of the Offer, the Merger and the Merger Agreement to the Company's stockholders and to use its best efforts to solicit the acceptance of the Offer and, if required, the approval of the Company's stockholders or (y) with respect to Acquisition Proposals (as described below);

     - by Parent, Purchaser or the Company for any reason, other than the breach of the Merger Agreement by Parent or Purchaser and other than by mutual consent, if in addition:

        - at the time of such termination there was pending an Acquisition Proposal from one or more third parties; and

        - within one year after the termination of the Merger Agreement, either
          (A) a transaction is consummated with any such third party or any affiliate of such third party that results in the stockholders of the Company immediately prior to the consummation of such transaction owning less than 80% of the total voting power of the Company immediately after the consummation of the transaction or in the sale of assets representing 50% or more of the consolidated assets or revenues of the Company and its subsidiaries or (B) the Company enters into a definitive agreement for such a transaction.

     In addition, the Company will be required to pay Parent an amount (not to exceed $1,000,000 in the aggregate) equal to all out-of-pocket expenses and fees payable by Parent, Purchaser or any of their affiliates to (i) all banks, investment banking firms and other financial institutions for providing financial advice with respect to, or arranging or committing to provide or providing any financing for, the acquisition of all outstanding Shares in the Offer and the Merger, and (ii) all lawyers, accountants and other professionals in respect of services performed in connection with the transactions contemplated by the Merger Agreement, if the Merger Agreement is terminated by the Company pursuant to its Company Competing Offer Termination Right or by
Parent:

     - because the purchase of the Shares pursuant to the Offer (as extended and re-extended) shall not have occurred on or prior to the close of business on the Outside Date;

     - pursuant to its Parent Competing Offer Termination Right.

     - pursuant to its Parent Breach Termination Right.

     Parent will be required to pay the Company an amount (not to exceed $1,000,000 in the aggregate) equal to all out-of-pocket expenses and fees payable by the Company to its financial advisor and to all lawyers, accountants and other professionals in respect of services performed in connection with the transactions contemplated by the Merger Agreement, if the Merger Agreement is terminated by the Company:

     - because Parent or Purchaser has materially breached any representation or warranty of Parent or Purchaser in the Merger Agreement; or

     - because Parent or Purchaser has materially breached any covenant or agreement contained in the Merger Agreement, which breach, in the case of this or the preceding clause has not been cured prior to ten business days following notice of such breach to Parent and Purchaser by the Company.

     Acquisition Proposals. The Company has agreed that none of the officers or directors of the Company or any of the Company's Subsidiaries shall, and that it shall direct and use its reasonable best efforts to cause the Company's and the Company's subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of the Company's subsidiaries) not to, directly or indirectly:

     - initiate, solicit, knowingly encourage or facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer (including without limitation an offer to stockholders of the Company) for a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of the Company's subsidiaries (or a material portion of the stock or assets of any of them) or any purchase or sale of any material assets (including without limitation stock of the Company's subsidiaries) of the Company and the Company's subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, the equity securities of the Company (or of the surviving parent entity in such transaction) or any of the Company's subsidiaries (any such proposal, offer or transaction, other than a proposal or offer made by Parent or an affiliate thereof, being referred to as an "Acquisition Proposal");

     - have any discussion with or provide any confidential information or data to any person relating to an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal;

     - approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal; or

     - approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or agree to do any of the foregoing related to any Acquisition Proposal.

     Notwithstanding the foregoing restrictions, the Company or its Board of Directors is permitted at any time prior to the time of the stockholders' meeting to adopt the Merger Agreement:

     - to the extent applicable, to comply with Rule l4d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal;

     - to withdraw or change the recommendation of the Company's Board of Directors in respect of the Offer, the Merger or the Merger Agreement or to approve or recommend or to propose publicly to approve or recommend any Acquisition Proposal;

     - to engage in any discussions or negotiations with, or provide any information to, any person in response to an unsolicited bona fide written Acquisition Proposal by any such person; or

     - to enter into any agreement in principle or a definitive agreement, with respect to a Superior Proposal (as defined below), if and only to the extent that, in any such case referred to in this or the preceding two clauses (as described in the two preceding bullet points):

     - (x) in the case of the second clause above, it has received an unsolicited bona fide written Acquisition Proposal from a third party and the Company's Board of Directors concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal (after taking into account any concessions that may be offered by Parent pursuant to the Merger Agreement) and (y) in the case of the third clause above, the Company's Board of Directors concludes in good faith that such Acquisition Proposal reasonably could be expected (without any change in the amount or type of consideration offered) to constitute a Superior Proposal,

     - in the case of the second, third and fourth clauses above, the Board of Directors, following receipt of advice of outside counsel, determines in good faith that taking such action is necessary in order for the Board of Directors to comply with its fiduciary duties under applicable law,

     - prior to the Company's Board of Directors taking or authorizing any action described in the second or fourth clauses above, Parent shall have been afforded the right for at least five business days to amend the terms of the Offer in response to such Acquisition Proposal,

     - prior to providing any information or data to any person, the Company's Board of Directors receives from such person an executed confidentiality agreement having provisions that are customary in such agreements, as advised by counsel, and no less restrictive of such person than the confidentiality agreement entered into between Parent and the Company, and

     - prior to providing any information or data to any person or entering into discussions or negotiations with any person, the Company notifies Parent promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such person and the material terms and conditions of any inquiries, proposals or offers.

     For purposes of the Merger Agreement, the term "Superior Proposal" means a bona fide written proposal made by a person other than Parent or an affiliate of Parent which the Company's Board of Directors concludes in good faith (following receipt of the advice of its financial advisors and after consultation with outside legal counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, (i) would, if consummated, result in a transaction that is more favorable to the Company's stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by the Merger Agreement, (ii) is fully financed or is reasonably capable of being fully financed, and (iii) is probable of completion.

     The Company also agreed that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of the Merger Agreement with any parties conducted prior to the date of the Merger Agreement with respect to any Acquisition Proposal. In addition, the Company shall promptly request each person that has executed a confidentiality agreement in connection with its consideration of a possible Acquisition Proposal to return (or, if required under the provisions of the confidentiality agreement, destroy) all confidential information previously furnished to such person. The Company agreed to promptly inform its directors, officers, key employees, agents and representatives of its obligations with respect to Acquisition Proposals and agreed that it will not submit to the vote of its stockholders any Acquisition Proposal other than the Merger.

     In the Merger Agreement, the Company agreed to (i) notify Parent promptly (and in any event within 24 hours) after receipt of any Acquisition Proposal (or any indication that any person is considering making an Acquisition Proposal) or any request for non-public information relating to the Company or any of its subsidiaries or for access to the properties, books or records of the Company or any of its subsidiaries by any person that may be considering making, or has made, an Acquisition Proposal, (ii) notify Parent promptly of any material change to any such Acquisition Proposal, indication or request and (iii) upon reasonable request by Parent, provide Parent with all material information about any such Acquisition Proposal, indication or request.

     Covenants and Representations and Warranties. The Merger Agreement contains certain other restrictions as to the conduct of business by the Company pending the Merger, including covenants restricting the Company's ability to take actions which would change or affect the capital structure of the Company, as well as representations and warranties of each of the parties customary in transactions of this kind.

     Amendment of the Merger Agreement. The Merger Agreement may not be amended except by action taken by the parties' respective Boards of Directors or duly authorized committees thereof and then only by an instrument in writing signed on behalf of each of the parties to the Merger Agreement and in compliance with applicable law and the Merger Agreement. Subject to the terms of the Merger Agreement and applicable law, such amendment may take place at any time prior to the closing date by the Merger and whether before or after the approval of the Company's stockholders is obtained; provided, however, that after the Company stockholders' approval is obtained, no amendment may be made which would reduce the amount or change the kind of consideration to be received by the holders of Shares upon consummation of the Merger or alter or change any of the terms and conditions of the Merger Agreement if such alteration or change would adversely affect the holders of any class or series of securities of the Company.

     Treatment of Options and Restricted Shares. The Merger Agreement provides that, as of the Effective Time, each outstanding option to purchase Shares granted under any stock option agreement, compensation plan or arrangement of the Company (each, an "Option") will automatically be cancelled, whether or not then vested or exercisable, and the holder of such Option will thereafter be entitled to receive an amount in cash equal to the product obtained by multiplying (1) the difference between the Common Stock Price and the per share exercise price of such Option, by (2) the number of Shares covered by such Option. The Surviving Corporation will deliver such payment to the holder of such Option at the Effective Time.

     Pursuant to the conversion of Options, based upon the Options outstanding at February 22, 2001 and a $6.00 Common Stock Price, a total of approximately $3.6 million would be paid to optionees (net of the respective exercise prices), including approximately $780,000 to executive officers and approximately $197,000 to non-employee directors of the Company.

     Indemnification of Officers and Directors. Parent agreed in the Merger Agreement that all rights to indemnification existing on the date of the Merger Agreement in favor of any current or former director or officer of the Company as provided in the Company's Certificate of Incorporation or Bylaws or in a written agreement between any such person and the Company in effect on February 22, 2001 shall survive the Merger and shall continue in full force and effect until the expiration of all applicable statutes of limitation. Parent also agreed in the Merger Agreement to (or to cause the Surviving Corporation to) indemnify all current and former directors and officers of the Company to the fullest extent the Company would be permitted by Delaware law to indemnify them with respect to all acts and omissions arising out of such individuals' service as officers or directors of the Company or any of its subsidiaries or as trustees, fiduciaries or administrators of any plan for the benefit of employees occurring prior to the Effective Time. Without limitation of the foregoing, in the event any such person is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including, without limitation, the transactions contemplated by the Merger Agreement, occurring prior to, and including, the Effective Time, Parent agreed in the Merger Agreement to (or to cause the Surviving Corporation to) pay such person's reasonable legal and other expenses of counsel selected by such person and reasonably acceptable to Parent (including the cost of any investigation, preparation and settlement) incurred in connection therewith promptly after statements therefor are received by Parent; provided, however, that neither Parent nor the Surviving Corporation shall, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all indemnified persons. Parent is entitled to participate in the defense of any such action or proceeding, and counsel selected by the indemnified person shall, to the extent consistent with their professional responsibilities, cooperate with Parent and any counsel designated by Parent. Parent has agreed in the Merger Agreement to pay all reasonable fees and expenses, including attorneys' fees, that may be incurred by any indemnified person in enforcing the indemnity and other obligations provided for in the Merger Agreement.

     In addition, Parent agreed in the Merger Agreement that the Company shall maintain and, from and after the Effective Time, the Surviving Corporation shall cause to be maintained, in effect for not less than six years from the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company by purchasing a policy providing "tail" coverage for a period of not less than six years from the Effective Time; provided, however, that the Surviving Corporation will not be required to pay an amount in excess of $400,000 for such policy providing such "tail" coverage; and if the Surviving Corporation is unable to obtain the insurance required by the Merger Agreement, it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

     Treatment of Employee Benefits. For not less than 90 days from the Effective Time, Parent shall provide, and cause the Surviving Corporation to provide, employee benefits under employee benefit plans to the employees and former employees of the Company and its subsidiaries that are in the aggregate no less favorable than those provided to such persons pursuant to company plans on the date of the Merger Agreement (excluding equity and equity-based compensation); provided, however, that the provisions of the Merger Agreement will not prohibit Parent or the Surviving Corporation from requiring normal and customary employee contributions with respect to medical and other similar employee benefit plans. Nothing in the Merger Agreement shall prohibit any changes to any company plan that are (i) required by law (including, without limitation, any applicable qualification requirements of Section 401(a) of the
Code); (ii) necessary as a technical matter to reflect the transactions contemplated hereby; or (iii) required for the Surviving Corporation to provide for or permit investment in its securities or Parent's securities. Furthermore, nothing in the Merger Agreement shall require Parent to continue any particular company plan or prevent the amendment or termination thereof (subject to the maintenance, in the aggregate, of the benefits as provided in the Merger Agreement and to the obligation to provide benefits as provided in the Merger Agreement).

     Composition of the Board of Directors. Effective upon the acceptance for payment of and payment for Shares by Purchaser or any of its affiliates pursuant to the Offer, Parent shall be entitled to designate such number of directors of the Board of Directors of the Company as determined by Parent, rounded up to the next whole number, for election or appointment to the Board of Directors of the Company as will give Parent, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors of the

Company equal to the product of (i) the total number of directors on the Board of Directors of the Company and (ii) the percentage that the number of Shares beneficially owned by Purchaser and Parent (including Shares so accepted for payment and purchased) bears to the number of Shares then outstanding. Concurrently with such acceptance for payment and payment for such Shares the Company shall, upon request of Parent or Purchaser and in compliance with
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, promptly take all action necessary to cause such designees of Parent and Purchaser to be so elected or appointed to the Company's Board of Directors, including seeking and accepting resignations of incumbent directors, and, subject to applicable law, the Company shall cause such designees of Parent and Purchaser to be so elected or appointed. At such time, the Company shall, if requested by Parent or Purchaser and subject to applicable law, cause persons designated by Parent and Purchaser to constitute at least the same percentage (rounded up to the next whole number) as is on the Company's Board of Directors of (i) each committee of the Company's Board of Directors; (ii) each board of directors (or similar body) of each subsidiary of the Company; and (iii) each committee (or similar body) of each such board.

     From and after the Effective Time, the directors of the Surviving Corporation shall be those individuals appointed by Parent in its capacity as sole stockholder of the Surviving Corporation and such directors shall serve in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

                           THE STOCKHOLDERS AGREEMENT

     The following is a summary of certain provisions of the Stockholders Agreement. This summary is not a complete description of the terms and conditions of the Stockholders Agreement and is qualified in its entirety by reference to the full text of the Stockholders Agreement which is filed with the SEC as an exhibit to the Schedule TO and is incorporated in this Offer to Purchase by reference. The Schedule TO and its exhibits, which include a copy of the Stockholders Agreement, may be examined, and copies obtained, as set forth in Section 8 of this Offer to Purchase:

     Tender Offer. The Stockholders Agreement provides that with respect to the Offer, promptly, and in no event later than the fifth business day following the commencement of the Offer, each stockholder of the Company who is a party thereto (each, a "Stockholder" and collectively, the "Stockholders") shall tender to the Depositary all Shares owned by such Stockholder and all other Shares acquired by such Stockholder after the date of the Stockholder Agreement and shall not withdraw any Shares so tendered unless the Offer is terminated or has expired.

     Voting. The Stockholders Agreement provides that each Stockholder revokes any and all previous proxies granted with respect to its Shares. So long as the Stockholders Agreement is in effect and has not been terminated, each Stockholder agrees (i) to vote all Shares owned by such Stockholder in favor of adoption of the Merger Agreement and approval of the Merger at any meeting of the Company's stockholders, or, if requested by Parent or Purchaser, to execute and deliver written consents to the same effect and (ii) to vote against, and not to vote or grant any consent in favor of, or that would facilitate, any Acquisition Proposal other than the Merger and the other transactions contemplated by the Merger Agreement.

     In order to fully implement the agreement of each Stockholder set forth in the preceding paragraphs, each Stockholder has irrevocably appointed Parent, with full power of substitution, as the true and lawful attorney and proxy of such Stockholder to vote all Shares of such Stockholder, or grant a consent, waiver or approval in respect of such Stockholder's Shares, in connection with any meeting of the stockholders of the Company or otherwise (i) in favor of the Merger and the other transactions and actions contemplated by the Merger Agreement and (ii) against any action or agreement which would impede, interfere with or prevent the Merger, including any Acquisition Proposal other than the Merger.

     The Stockholders Agreement further provides that until such agreement is terminated, none of the Stockholders shall: (i) transfer (which term is deemed to include, without limitation, any transfer of beneficial ownership, including any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the Shares; (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Shares or any interest therein; (iii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to the Shares; (iv) deposit the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares; or (v) take any other action that would in any way restrict, limit or interfere with the performance of such Stockholder's obligations under the Stockholders Agreement or the transactions contemplated by the Stockholders Agreement. However, any Stockholder that is a natural person may transfer Shares to his or her spouse or lineal descendant or to a trust for the benefit of any one or more such family members, provided the transferee agrees in writing, in such a manner as Parent reasonably may request, to be bound by the provisions of the Stockholders Agreement as if named as a Stockholder, and provided the transferor remains responsible for the transferee's performance of its obligations under the Stockholders Agreement.

     Additional Agreements. Pursuant to the terms of the Stockholders Agreement, each Stockholder has covenanted and agreed that:

     - from the date of the Stockholders Agreement until the earlier of the Effective Time and the termination of the Stockholders Agreement, such Stockholder shall not (and will not permit any of its advisors or representatives to) directly or indirectly (i) initiate, solicit, encourage or facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer (including without limitation an offer to any stockholders of the Company) for an Acquisition Proposal, other than the transactions contemplated by the Merger Agreement or by the Stockholders

       Agreement or (ii) have any discussion with or provide any confidential information or data to any person relating to an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal; and

     - in the event of any change in the Company's capital stock by reason of stock dividends, stock splits, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Shares or the acquisition of additional shares of capital stock or other securities or rights of the Company by any Stockholder, the number of Shares shall be adjusted appropriately, and the Stockholders Agreement and the rights and obligations thereunder shall attach to any additional Shares or other securities or rights of the Company issued to or acquired by any such Stockholder.

     Termination. The Stockholders Agreement terminates upon the earlier of (i) the acquisition by Parent, through Purchaser or otherwise, of all of the Shares or (ii) the Effective Time.

     Appraisal Rights. Holders of Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, each holder of Shares who has neither voted in favor of the Merger nor consented thereto in writing will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of his or her Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid. In determining such fair value, the Delaware Court of Chancery may consider all relevant factors. The value so determined could be more or less than the consideration to be paid in the Offer and the Merger. Any judicial determination of the fair value could be based upon considerations other than or in addition to the market value of the Shares, including, among other things, asset values and earning capacity.

     If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his right to appraisal as provided in the DGCL, the Shares of such stockholder will be converted into the right to receive the Common Stock Price in accordance with the Merger Agreement. A stockholder may withdraw his demand for appraisal by delivery to Parent of a written withdrawal of his or her demand for appraisal and acceptance of the Merger.

     The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL.

     Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

     Rule 13e-3. The Merger would have to comply with any applicable federal law operative at the time of its consummation. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions.

     Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger and the consideration offered to minority stockholders be filed with the SEC and disclosed to minority stockholders prior to consummation of the Merger.

12. SOURCE AND AMOUNT OF FUNDS.

     Purchaser estimates that the total amount of funds required to purchase all of the outstanding Shares pursuant to the Offer and the Merger and to pay related fees and expenses will be approximately $115,000,000. The Offer is not conditioned upon the Purchaser's receipt of any financing. Purchaser expects to obtain all necessary funds required to consummate the Offer and the Merger through capital contributions or advances that will be made to it by Inveresk Canada and Parent. Inveresk Canada and Parent in turn expect to obtain those funds pursuant to the debt and equity financing arrangements described below. If for any reason Inveresk Canada and Parent were unable to obtain funding pursuant to the arrangements described below, they would need to pursue alternative financing arrangements. Inveresk Canada and Parent do not presently have any alternate financing plans. Parent and Inveresk Canada intend to repay the indebtedness to be incurred by them in connection with the Offer and Merger through income from operations.

  The Debt Financing

     On February 22, 2001, Purchaser, Inveresk Canada, Parent and certain of Parent's affiliates executed a Facilities Agreement (the "Facilities Agreement") with Bear Stearns Corporate Lending Inc., as Agent for a syndicate of financial institutions (collectively, the "Lenders"), whereby the Lenders committed to loan Inveresk Canada and Parent up to an aggregate of approximately $115 million, of which $55.25 million may be used to finance the Offer and the Merger. There are two acquisition facilities available to Inveresk Canada under the Facilities Agreement, a Series 1 Acquisition Term Facility in an aggregate amount of $37.5 million and a Series 2 Acquisition Term Facility in an aggregate amount of $10 million. There are also two acquisition facilities available to Parent under the Facilities Agreement, a Series 1 Acquisition Term Facility in an aggregate amount of $5.25 million and a Series 2 Acquisition Term Facility in an aggregate amount of $2.5 million. The Series 1 Acquisition Term Facilities that are available to Inveresk Canada and Parent under the Facilities Agreement are sometimes collectively referred to as the "Series 1 Acquisition Facilities" and the Series 2 Acquisition Term Facilities that are available to Inveresk Canada and Parent under the Facilities Agreement are sometimes collectively referred to as the "Series 2 Acquisition Facilities." The Series 1 Acquisition Facilities and the Series 2 Acquisition Facilities are referred to collectively as the "Acquisition Facilities." Additional facilities are available to Inveresk Canada and Parent under the Facilities Agreement. These additional facilities are available to refinance existing indebtedness of Parent, for working capital purposes or, following the Merger, to expand the capacity of the pre-clinical trials operations of ClinTrials BioResearch Limited (the Company's Canadian subsidiary).

     Some of the material terms of the Acquisition Facilities include:

     Interest Rates. The interest rate to be charged in connection with the loans made under the Acquisition Facilities will be (i) LIBOR (as determined by the terms of the Facilities Agreement), plus (ii) the applicable Margin (2.25% per annum in respect of Series 1 Acquisition Facilities and 2.75% per annum in respect of Series 2 Acquisition Facilities), plus (iii) the Mandatory Cost, if any (as determined by the terms of the Facilities Agreement). The Mandatory Cost is an addition to the interest rate to compensate any Lender for the cost attributable to an advance under the Facilities Agreement resulting from the imposition from time to time under or pursuant to the Bank of England Act 1998 and/or by the Bank of England and/or the Financial Services Authority or other United Kingdom governmental authority or agency of a requirement to place non interest-bearing or special deposits with the Bank of England and/or pay fees to the Financial Services Authority calculated by reference to liabilities used to fund the advance.

     Collateral. The Facilities Agreement provides for Bear Stearns Corporate Lending Inc. (on behalf of the Lenders) to receive a first priority perfected security interest in all of the capital stock of Purchaser and in all of the assets of Purchaser. Upon consummation of the Offer, Bear Stearns Corporate Lending Inc. (on behalf of the Lenders) will also receive a first priority perfected security interest in all of the capital stock of the Company purchased by Purchaser in the Offer. Upon consummation of the Merger, Bear Stearns Corporate Lending Inc. (on behalf of the Lenders) will receive a first priority perfected security interest in all of the capital stock of the Surviving Corporation and a guarantee from the Company's Canadian subsidiary.

     Conditions Precedent to Loans. The obligations of the Lenders to make loans to Parent and Inveresk Canada under the Facilities Agreement are subject to certain conditions, including, among others: (i) the Minimum Condition shall have been satisfied, (ii) all conditions to the Offer shall have been satisfied or (with the consent of the Agent) waived, (iii) there shall be no material adverse effect on the financial condition, assets or revenues of Parent and its subsidiaries taken as a whole, (iv) no default shall have occurred under the Facilities Agreement nor would result from such loan, (v) compliance with the margin regulations promulgated by the Board of Governors of the Federal Reserve Board and (vi) certain representations and warranties made by Inveresk Canada and Parent in the Facilities Agreement shall be true and correct as of the date of such loan. The Facilities Agreement contains customary representations and warranties on the part of the borrowers, including the following: corporate existence and status; corporate power and authority; no violations of law, contracts or organizational documents; no default; no material litigation; no prior liens or borrowings; accuracy of business plan; correctness of financial statements and other information; accuracy of representations in the Merger Agreement; ownership of intellectual property; ERISA and environmental matters; compliance with margin regulations; solvency; payments of taxes; and accuracy of disclosure. Certain of the conditions are suspended with respect to the Acquisition Facilities and the facilities to refinance existing indebtedness of Parent in order to (and only to the extent necessary to) permit Parent and Purchaser to comply with their obligations under the Merger Agreement and to purchase the Shares in the Offer and complete the Merger.

     Financial Covenants. The Facilities Agreement contains financial covenants that Parent believes are typical of agreements of this type, including the following: (i) minimum consolidated net worth maintenance; (ii) total interest to PBITDA ratio; (iii) cashflow to debt service ratio; and (iv) debt outstanding under the Facilities Agreement to PBITDA ratio for Parent and certain of its subsidiaries.

     Other Covenants. The Facilities Agreement contains customary covenants, including: (i) delivery of financial statements and other reports; (ii) delivery of compliance certificates; (iii) limitations on use of loans under the Facilities Agreement; (iv) delivery of notices of default, material litigation and liens and notice of any company ceasing to be a Material Company (defined as a company that is trading and has net assets in excess of $500,000); (v) maintenance of insurance (including keyman insurance); (vi) payment of taxes;
(vii) maintenance of licenses and permits; (viii) limitation on transactions with affiliates; (ix) maintenance of intellectual property rights; (x) maintenance of hedging arrangements against exchange rate exposure; (xi) compliance with laws (including environmental laws and ERISA matters); (xii) limitations on liens and negative pledges; (xiii) limitations on debt; (xiv) limitations on loans; (xv) limitations on capital expenditure; (xvi) limitations on mergers, consolidations and sales of assets; (xvii) limitations on dividends and the redemption and/or prepayment of other debt; and (xviii) limitations on changes in accounting policies. In addition, Parent and Purchaser may not, without the consent of the Agent: (A) amend any of the terms or conditions of the Offer or the Merger Agreement, with the exception of amendments required by the SEC or any governmental or regulatory authority or to comply with any applicable laws; (B) waive any condition of the Offer or the Merger Agreement; or (C) terminate the Merger Agreement after the first drawdown under the Facilities Agreement (excluding any drawdown made under the working capital facilities provided for in the Facilities Agreement).

     Events of Default. The Facilities Agreement contains customary events of default, including: (i) nonpayment of principal or interest; (ii) violation of covenants (with cure periods as applicable); (iii) inaccuracy of representations and warranties; (iv) cross-default to other indebtedness; (v) bankruptcy and other insolvency events; (vi) material litigation; (vii) change of control;
(viii) invalidity of any loan documents or security interests; (ix) ERISA matters; and (x) material adverse effect.

     Term. Parent and Inveresk Canada must commence repayment of the Series 1 Acquisition Facilities on December 31, 2001. Repayment must be made on each June 30 and December 31 thereafter with the final payment being due on December 31, 2007. Parent and Inveresk Canada must repay half of the outstanding Series 2 Acquisition Facilities on June 30, 2008 and the remainder on December 31, 2008.

     The foregoing summary of certain provisions of the Facilities Agreement is not a complete description of the terms and conditions of the Facilities Agreement and is qualified in its entirety by reference to the full text of the Facilities Agreement which is filed with the SEC as an exhibit to the Schedule TO and is incorporated in this Offer to Purchase by reference. The Schedule TO and its exhibits, which include a copy of the Facilities Agreement, may be examined, and copies obtained, as described in Section 8 of this Offer to Purchase.

  The Equity Financing

     On February 22, 2001, Parent entered into an Investment Agreement (the "Investment Agreement") with Candover Investments, Candover (Trustees) Limited, the entities constituting the 1997 Fund and John Urquhart (collectively, the "Investors") and other existing shareholders of the Company pursuant to which the Investors agreed to subscribe for an aggregate of 265,519 Cumulative Convertible Participating 'A' Ordinary Shares, par value L1 per share, of Parent and an aggregate of L44,734,481 loan stock of Parent. The Investors currently collectively own an aggregate of 77.1% of the authorized shares of Parent. The aggregate proceeds to Parent from the issue of such ordinary shares and loan stock will be approximately $65.5 million.

These proceeds will be contributed to Purchaser to partially finance the Offer, the Merger and related expenses.

     Some of the material terms of the Investment Agreement include:

     Conditions Precedent. The obligations of the Investors to purchase stock under the Investment Agreement are subject to certain conditions, including, among others: (i) the Minimum Condition shall have been satisfied; (ii) all conditions to the Offer shall have been satisfied or (with the consent of the Investors' agent) waived; (iii) there shall be no material adverse effect on the financial condition of Parent and its subsidiaries taken as a whole; and (iv) all conditions to funding under the Facilities Agreement shall be satisfied.

     Covenants. Pursuant to the Investment Agreement, Parent may not, without the consent of the Investors' agent: (i) amend, modify, vary or waive any of the terms of the Offer, the Merger Agreement or the Stockholders Agreement; (ii) grant any consent under the Merger Agreement or the Stockholders Agreement without the prior written consent of the Investors; (iii) terminate the Merger Agreement after the consummation of the Offer; or (iv) withdraw the Offer after the consummation of the Offer.

     The foregoing summary of the Investment Agreement is not a complete description of the terms and conditions of the Investment Agreement and is qualified in its entirety by reference to the full text of the Investment Agreement which is filed with the SEC as an exhibit to the Schedule TO and is incorporated in this Offer to Purchase by reference. The Schedule TO and its exhibits, which include a copy of the Investment Agreement, may be examined, and copies obtained, as set forth in Section 8 of this Offer to Purchase.

13. CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any provision of the Offer or the Merger Agreement, in addition to (and except as otherwise set forth in the Merger Agreement, not in limitation of) Purchaser's rights pursuant to the Merger Agreement to extend and amend the Offer in accordance with the Merger Agreement, and subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act) relating to Purchaser's obligation to pay for or return tendered Shares after termination of the Offer, Purchaser shall not be required to accept for payment or pay for and may delay the acceptance for payment of or, subject to Rule 14e-1(c) of the Exchange Act, the payment for, any tendered Shares not theretofore accepted for payment or paid for, and Purchaser may amend the Offer (subject to the terms of the Merger Agreement) if: (i) the Minimum Condition is not met; (ii) any applicable waiting period under United States antitrust and European competition laws shall not have expired or been terminated; or (iii) at any time on or after the date of the Merger Agreement and prior to the time of acceptance of such Shares for payment pursuant to the Offer or the payment therefor, any of the following conditions has occurred and continues to exist through the time of acceptance for payment or payment:

     - there shall be pending any suit, action, or proceeding:

        - challenging the acquisition by Parent or Purchaser of the Shares, seeking to make illegal, materially delay, make materially more costly or otherwise directly or indirectly restrain or prohibit the making or consummation of the Offer and the Merger or the performance of any of the other transactions contemplated by the Merger Agreement or seeking to obtain from the Company, Parent or Purchaser any damages or penalties that are material in relation to the Company and its subsidiaries taken as a whole;

        - seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their respective subsidiaries or affiliates of any of the businesses or assets of the Company, Parent or any of their respective subsidiaries or affiliates, or to compel the Company, Parent or any of their respective subsidiaries or affiliates to dispose of or hold separate all or any material portion of the businesses or assets of the Company or Parent, as a result of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement;

        - seeking to impose material limitations on the ability of Parent or Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares accepted for payment pursuant to the Offer including, without limitation, the right to vote the Shares accepted for payment by it on all matters properly presented to the stockholders of the Company;

        - seeking to prohibit Parent or any of its subsidiaries or affiliates from effectively controlling in any material respect the business or operations of the Company or its subsidiaries;

        - requiring divestiture by Purchaser or any of its affiliates of any Shares; or

        - which otherwise is reasonably likely to have a Company Material Adverse Effect (as defined below);

     - there shall be any statute, rule, regulation, executive order, decree, ruling, judgment, decision, order or injunction (including with respect to competition or antitrust matters) enacted, entered, promulgated, issued or enforced, or any statute, rule, regulation, executive order, decree, ruling, judgment, decision, order or injunction which has been proposed by the relevant legislative, judicial or regulatory body with respect to or deemed applicable to or any material consent or approval withheld or any other action with respect to:

        - Parent, the Company or any of their respective subsidiaries or affiliates; or

        - the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement, by any court or other Governmental Authority, other than applicable waiting periods under the HSR Act as specified in the first paragraph of this Section 13 of the Offer to Purchase, in any case, that, in the reasonable judgment of Parent, has resulted or is reasonably likely to result, directly or indirectly, in any of the consequences referred to in the proceeding condition;

     - the representations and warranties of the Company contained in the Merger Agreement shall not be true and correct in all material respects either at the date of the Merger Agreement or as of the consummation of the Offer with the same effect as if made at and as of the consummation of the Offer (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date);

     - the audited financial statements of the Company and its consolidated subsidiaries at and for the year ended December 31, 2000 (which the Company has agreed in the Merger Agreement to make publicly available by no later than March 15, 2001) shall materially differ from the unaudited financial statements at and for the year ended December 31, 2000 previously provided to Parent;

     - the Company shall have failed to perform or comply in all material respects with its covenants and obligations contained in the Merger Agreement, which failure to perform has not been cured within ten business days after the giving of written notice to the Company; provided, however, that this condition shall not be satisfied if the Company fails to file its Annual report on Form 10-K for the year ended December 31, 2000 on or before March 15, 2001;

     - there shall have occurred since the date of the Merger Agreement any events or changes which, individually or in the aggregate, constitute or may reasonably be expected to have a Company Material Adverse Effect;

     - the Board of Directors of the Company or any committee thereof shall:

        - have recommended an Acquisition Proposal or failed to publicly announce its recommendation against an Acquisition Proposal within five business days after the first public announcement of the Acquisition Proposal;

        - have withdrawn, modified in a manner adverse to Parent or Purchaser (including by amendment of the Schedule 14D-9) or amended in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger or failed to reaffirm its approval or recommendation of the Offer or the Merger or the adoption of the Merger Agreement upon Parent's reasonable request or recommended an Alternative Proposal;

        - have executed an agreement in principle or a definitive agreement relating to an Acquisition Proposal or similar business combination with a third party; or

        - have resolved to do any of the foregoing;

     - the Merger Agreement shall have been terminated in accordance with its terms, or any event shall have occurred which gives Parent or Purchaser the right to terminate the Merger Agreement or not consummate the Merger;

     - there shall have occurred and be continuing:

        - any general suspension of trading in, or limitation in prices for securities on any national securities exchange or in the over-the-counter market (other than as a result of market circuit-breakers or other similar procedures);

        - the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, the United Kingdom or Canada (whether or not mandatory);

        - any limitation (whether or not mandatory), by a United States, United Kingdom or Canadian governmental authority or agency on the extension of credit by banks or other financial institutions which in the reasonable judgment of Parent or Purchaser, in any such case, makes it unadvisable to proceed with the Offer or with such acceptance for payment or payments;

        - a commencement of war or armed hostilities or other national or international calamity directly or indirectly involving the United States, the United Kingdom or Canada, which has a significant adverse effect on the functioning of financial markets in the United States, the United Kingdom or Canada; or

        - in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

     - any consent, registration, approval, permit, authorization or notice report or other filing required to be obtained or made by the Company, Parent or Purchaser from or with any Governmental Authority or third party in connection with the execution, delivery and performance of the Merger Agreement, the making or consummation of the Offer or the consummation of the Merger shall not have been obtained or made, and such failure could reasonably be expected to have a Company Material Adverse Effect; or

     - it shall have been publicly disclosed that any person, entity or "group" (as defined in Section 13(d)(3) of the Exchange Act) shall have acquired beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of more than 20% of the then-outstanding Shares, through the acquisition of stock, the formation of a group or otherwise.

     For the purposes of the Merger Agreement, the term "Company Material Adverse Effect" means a material adverse effect on the business, assets, condition (financial or otherwise), prospects or results of operations of the Company and its subsidiaries, taken as a whole, or on the transactions contemplated by the Merger Agreement.

     Subject to the Merger Agreement, the foregoing conditions are solely for the benefit of Parent and Purchaser and may be waived by either Parent or Purchaser, in whole or in part at any time and from time to time, in the sole discretion of Parent and Purchaser. The failure by Parent and Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Parent and Purchaser are aware that the staff of the SEC takes the position that all conditions to the Offer must be satisfied or waived on or prior to the Expiration Date.

     A public announcement shall be made of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver. All Offer Conditions must be satisfied or waived prior to the commencement of any Subsequent Offering Period.

14. DIVIDENDS AND DISTRIBUTIONS.

     Pursuant to the Merger Agreement, the Company has agreed that during the term of the Merger Agreement the Company may not declare, set aside or pay any dividend on or any other distributions (whether in cash, stock, property or otherwise) with respect to any Shares (except for any dividends paid by a wholly owned direct or indirect subsidiary of the Company to such subsidiary's parent).

15. CERTAIN LEGAL MATTERS.

     General. Except as otherwise disclosed in this Offer to Purchase, based upon an examination of publicly available filings with respect to the Company, Parent and Purchaser are not aware of any licenses or other regulatory permits which appear to be material to the business of the Company and which might be adversely affected by the acquisition of the Shares by Purchaser pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of the Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to the Company's or Parent's business or that certain parts of the Company's or Parent's business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken, any of which might enable Purchaser to elect to terminate the Offer without the purchase of the Shares thereunder, if the relevant conditions to termination were met, Purchaser's obligation under the Offer to accept for payment and pay for the Shares is subject to certain conditions. See Section 13.

     United States Antitrust Compliance. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of the Shares by Purchaser is subject to these requirements. See Section 2 of this Offer to Purchase as to the effect of the HSR Act on the timing of Purchaser's obligation to accept Shares for payment.

     Pursuant to the HSR Act, Parent and its affiliates filed a Notification and Report Form with respect to the acquisition of the Shares pursuant to the Offer and the Merger with the Antitrust Division and the FTC on Friday, March 2, 2001. Under the provisions of the HSR Act applicable to the purchase of the Shares pursuant to the Offer, such purchases may not be made until the expiration of a 15-calendar day waiting period following the filing by Parent. Accordingly, the waiting period under the HSR Act will expire at 11:59 p.m., New York City time, on or about Monday, March 19, 2001, unless early termination of the waiting period is granted or Parent receives a request for additional information or documentary material prior thereto. Pursuant to the HSR Act, Parent will request early termination of the waiting period applicable to the Offer. There can be no assurances given, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent, the waiting period would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request unless the waiting period is sooner terminated by the FTC or the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the rules promulgated under the HSR Act, except by agreement or by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. Parent expects the waiting period under the HSR Act to expire at the end of the 15-day period, if not earlier terminated.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of the Shares by Purchaser pursuant to the Offer. At any time before or after Purchaser's purchase of the Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of the Shares pursuant to the Offer or seeking divestiture of the Shares acquired by Purchaser or the divestiture of substantial assets of Parent, the Company or any of their respective subsidiaries or affiliates. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. See Section 13 of this Offer to Purchase for certain conditions to the Offer that could become applicable in the event of such a challenge.

     German Antitrust Compliance. Under German laws and regulations relating to the regulation of monopolies and competition, certain acquisition transactions may not be consummated in Germany unless certain information has been furnished to the German Federal Cartel Office (the "FCO") and certain waiting period requirements have been satisfied without issuance by the FCO of an order to refrain. The purchase of the Shares by Purchaser pursuant to the Offer and the consummation of the Merger are subject to such requirements. Under such laws, the FCO has one month (unless earlier terminated by the FCO) from the time of filing of such information with the FCO to clear the Offer and the Merger or to advise the parties of its intention to investigate the Offer and the Merger in depth, in which case the FCO has four months from the date of filing in which to take steps to oppose the Offer and the Merger. According to the German law against restraints of competition, the purchase of the Shares pursuant to the Offer may not be consummated before the end of the one-month period, and, provided that the FCO has informed the parties about the initiation of an in depth review within such period, before the end of the four-month period or its agreed-upon extension, unless the FCO has given its clearance to the transaction in writing before the end of such periods. In the course of its reviews, the FCO will examine whether the proposed acquisition of the Shares by Purchaser pursuant to the Offer would create a dominant market position or strengthen an already-existing dominant position in Germany. If the FCO makes such a finding, it will act to prohibit the transaction. While Parent, Inveresk Canada and Purchaser do not believe that there is any basis for the FCO to investigate the Offer and the Merger in-depth, there can be no assurance that the FCO will not investigate or oppose the transactions or that the FCO will not extend the waiting period.

     Parent filed the required information with the FCO on March 5, 2001. Parent intends that if clearance from the FCO is not obtained prior to the Expiration Date, the Offer will be extended.

     State Takeover Laws. Section 203 of the DGCL limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined generally as any beneficial owner of 15% or more of the outstanding voting stock in the corporation) unless, among other things, the corporation's board of directors has given its prior approval to either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder." The Company's Board of Directors has approved the Merger Agreement and Purchaser's acquisition of the Shares pursuant to the Offer and, therefore, Section 203 of the DGCL is inapplicable to the Offer and the Merger.

     Based on information supplied by or on behalf of the Company, Purchaser does not believe that any state takeover laws purport to apply to the Offer or the Merger. None of Parent, Inveresk Canada or Purchaser has currently complied with any state takeover statute or regulation with respect to the transactions contemplated by the Merger Agreement. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for any Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, Purchaser may not be obliged to accept for payment or pay for any Shares tendered pursuant to the Offer.

16. FEES AND EXPENSES.

     Bear Stearns is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services to Parent in connection therewith. Parent has agreed to pay to Bear Stearns reasonable and customary compensation for its services and as financial advisor in connection with the Offer. Parent has agreed to reimburse Bear Stearns as Dealer Manager for its reasonable out-of-pocket expenses, including the fees and expenses of its counsel, in connection with the Offer, and has agreed to indemnify Bear Stearns and certain related persons against certain liabilities and expenses in connection with the Offer, including liabilities under the Federal securities laws. At any time Bear Stearns and its affiliates may actively trade the Shares for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in the Shares.

     Morrow & Co. Inc. is acting as Information Agent in connection with the Offer. The Information Agent may contact holders of the Shares by personal interview, mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, banks, trust companies and other nominees to forward the Offer materials to beneficial holders. The Information Agent will receive reasonable and customary compensation for its services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection with its services, including certain liabilities under the Federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Parent for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17. MISCELLANEOUS.

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of the Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Purchaser may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of such Shares.

     None of Parent, Inveresk Canada or Purchaser is aware of any jurisdiction in which the making of the Offer or the acceptance of the Shares in connection therewith would not be in compliance with the laws of such jurisdiction.

     Parent, Inveresk Canada and Purchaser have filed a Schedule TO with the SEC pursuant to Rule l4d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto from time to time. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the SEC in Washington, D.C. and the Nasdaq Stock Market, or electronically, in each case in the manner set forth in Section 8.

     No person has been authorized to give any information or make any representation on behalf of Parent, Inveresk Canada or Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

                                          Indigo Acquisition Corp.

March 5, 2001

                                                                      SCHEDULE A

                      INFORMATION CONCERNING DIRECTORS AND
              EXECUTIVE OFFICERS OF CANDOVER INVESTMENTS, PARENT,
                         INVERESK CANADA AND PURCHASER

     1. Directors and Executive Officers of Candover Investments. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years, of each of the directors and executive officers of Candover Investments. Unless otherwise indicated, each such person is a citizen of the United Kingdom and the business address of each such person is c/o Candover Investments plc, 20 Old Bailey, London EC4M 7LN, United Kingdom. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer at Candover Investments for the past five years.

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND ADDRESS                            MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----------------                            --------------------------------------------------
C. J. Buffin.........................  Managing Director of Candover Investments since March 1998 and a director of Candover Partners since February 1995.
S. W. Curran.........................  Chairman of Candover Investments since May 1999. Chief
                                       Executive of Candover Investments from January 1991 until
                                       May 1999. Director of Greggs plc. Director of Jarvis Hotels
                                       plc.
G. D. Fairservice....................  Deputy Chairman of Candover Investments plc since May 1999 and Deputy Chief Executive until May 1999. Director of BTG plc.
G. E. Grimstone......................  Director of Candover Investments since July 1999. Director of Wilmington Capital Ltd since May 2000. Director of J
                                       Henry Schroder & Co until January 1999. Director of Dairy
                                       Crest Group plc since March 1999. Director of Aggregate
                                       Industries plc since March 2000. Director of Bridgewell Ltd since January 2001.
M. S. Gumienny.......................  Managing Director of Candover Investments since March 1998 and a director of Candover Partners since February 1995.
A. P. Hichens........................  Deputy Chairman of Candover Investments. Chairman of David
                                       S. Smith Holdings plc since June 1999. Deputy Chairman of
                                       Lasmo until May 2000 and Chairman since May 2000. Director of The Fleming Income and Capital Investment Trust plc.
P. R. Neal...........................  Company Secretary of Candover Investments.
P. J. Scott Plummer..................  Director of Candover Investments. Chairman of Martin Currie
                                       Investment Management Limited since April 1999. Director of
                                       The Merchants Trust plc since May 1997.
J. G. West...........................  Director of Candover Investments. Director of Gartmore
                                       Fledgling Index Trust plc, Aberdeen New Dawn Investment
                                       Trust plc, British Assets Trust plc, Snackhouse plc and
                                       Middlesex Holdings plc since May 1996. Director of LEPLO
                                       plc. Aberdeen Convertible Income Trust plc. and 3i UK Select
                                       Trust since September 1997. Director of Intrinsic Value plc since June 1999.
D. R. Wilson.........................  Chief Executive of Slough Estates plc. Non-Executive
                                       Director of Westbury plc, since June 1996. Director of
                                       Candover Investments.

     2. Directors and Executive Officers of Parent. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years, of each of the directors and executive officers of Parent. Unless otherwise indicated, each such person is a citizen of the United Kingdom and the business address of each such person is c/o Inveresk Research Group Limited, Elphinstone Research Centre, Tranent, East Lothian EH33 2NE, Scotland. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer at Parent for the past five years.

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND ADDRESS                            MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----------------                            --------------------------------------------------
I. J. Gray...........................  Non-Executive Director of Parent. Director of Candover
                                       Partners Ltd. since August 1998. Non-Executive Director of
                                       Clondalkin Group Holdings Ltd. since September 1999.
S. G. Leslie.........................  Director and Company Secretary of Parent since September
                                       1999. Finance Director of Inveresk Research International
                                       Ltd. Director and Company Secretary of Inveresk Clinical
                                       Research Ltd.
Dr. W. S. Nimmo......................  Chief Executive Officer of Parent since September 1999.
                                       President and Secretary of Inveresk Canada since February
                                       2001 and President of Purchaser since February 2001. Chief
                                       Executive Officer of Inveresk Research International and
                                       Inveresk Clinical Research Limited.
Dr. I. P. Sword......................  Senior Executive Vice President and Director of SGS S.A.
                                       Chairman of Scottish Enterprise Edinburgh and Lothian since
                                       April 2000. Director of Caledonian Research Foundation.
N. Thornton(1).......................  Chief Operating Officer of Parent since February 2001. Vice
                                       President Group Corporate Development of Societe Generale de
                                       Surveillance Holding S.A. from December 1997 to March 2000 and Senior Vice President EBusiness from April 2000 until
                                       February 2001. Managing Director of SGS Medlab Holdings Pty
                                       from February 1997 until November 1997. General Manager
                                       Pathology Department Unit of SGS New Zealand Limited until
                                       January 1997.
Dr. J. Urquhart(2)...................  Non-Executive Director of Inveresk Research Group Ltd. since
                                       January 2000. Chief Scientist of Aardex Ltd. since January
                                       1996. Consultant Extra-ordinary Professor at Maastricht
                                       University.

---------------
(1) New Zealand Citizen

(2) U.S. Citizen

     3. Directors and Executive Officers of Inveresk Canada. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Inveresk Canada. Each such person is a citizen of the United Kingdom unless otherwise noted, and the business address of each such person is c/o Inveresk Research Group Limited, Elphinstone Research Centre, Tranent, East Lothian EH33 2NE, Scotland.

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND ADDRESS                            MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----------------                            --------------------------------------------------
I. Dunsky(3).........................  Attorney at McCarthy Tetrault, Barristers and Solicitors.
Le Windsor, 1170 rue Peel              Director of Inveresk Canada since February 2001.
Montreal, Quebec M3B4S8
Canada
W. M. Goodman(4).....................  Attorney at McCarthy Tetrault, Barristers and Solicitors.
Le Windsor, 1170 rue Peel              Director of Inveresk Canada since February 2001.
Montreal, Quebec H3B4S8
Canada
Dr. W. S. Nimmo......................  Director, President, and Secretary of Inveresk Canada since
                                       February 2001. Chief Executive Officer of Parent since
                                       September 1999. President and Secretary of Inveresk Canada
                                       since February 2001 and President of Purchaser since
                                       February 2001. Chief Executive Officer of Inveresk Research
                                       International and Inveresk Clinical Research Limited.

---------------
(3) Canadian Citizen

(4) Canadian Citizen

     4. Directors and Executive Officers of Purchaser. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Purchaser. Each such person is a citizen of the United Kingdom unless otherwise noted, and the business address of each such person is c/o Inveresk Research Group Limited, Elphinstone Research Centre, Tranent, East Lothian EH33 2NE, Scotland.

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND ADDRESS                            MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----------------                            --------------------------------------------------
A. S. McEwan.........................  Vice President and Secretary of Purchaser since February
                                       2001. General Manager Clinical from June 1996 until December
                                       1999, Head of Corporate Development since January 2000 and
                                       Director since January 1997 of Inveresk Clinical Research
                                       Limited. Managing Director of McEwan Associates Ltd. until
                                       June 1996.
Dr. W. S. Nimmo......................  Chief Executive Officer of Parent since September 1999.
                                       President and Secretary of Inveresk Canada since February
                                       2001 and President of Purchaser since February 2001. Chief
                                       Executive Officer of Inveresk Research International and
                                       Inveresk Clinical Research Limited.

     Manually signed facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for the shares of Company Common Stock and any other required documents should be sent or delivered by each stockholder of the Company or his broker-dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                        The Depositary for the Offer is:

                                 SUNTRUST BANK

                                                                    By Overnight, Certified
     By First Class Mail:              By Hand Delivery:               or Express Mail:
         P.O. Box 4625                58 Edgewood Avenue              58 Edgewood Avenue
       Atlanta, GA 30302                   Room 225                        Room 225
                                       Atlanta, GA 30303               Atlanta, GA 30303

                           By Facsimile Transmission:

                                 (404) 865-5371

                      Confirm Facsimile by Telephone Only:

                                 (800) 568-3476

     Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal, the Notice of Guaranteed Delivery and related materials may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                               MORROW & CO., INC.
                           445 Park Avenue, 5th Floor
                            New York, New York 10022

                          Call Collect: (212) 754-8000
           Banks and Brokerage Firms Call: (800) 654-2468 (Toll Free)

                    STOCKHOLDERS PLEASE CALL: (800) 607-0088
                      E-mail: clintrials.info@morrowco.com

                      THE DEALER MANAGER FOR THE OFFER IS:

                            BEAR, STEARNS & CO. INC.
                                245 Park Avenue
                            New York, New York 10167
                           (888) 261-1668 (Toll Free)